UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

INTERACTIVE DATA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERACTIVE DATA CORPORATION

32 Crosby Drive

Bedford, Massachusetts 01730

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of the Stockholders of Interactive Data Corporation, a Delaware corporation, to be held at the Four Seasons Hotel, 200 Boylston Street, Boston, MA 02116, on May 25, 2010, at 10:00 a.m. (Eastern time).

We also are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our annual meeting, and conserves natural resources. On April 15, 2010, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company’s Proxy Statement, the Company’s 2009 Annual Report and how to vote. The notice also included instructions on how stockholders could obtain a paper copy of the annual meeting materials, which includes the Company’s 2009 Annual Report, the Notice of 2010 Annual Meeting, the Company’s Proxy Statement, and the Proxy Card. The annual meeting materials are also available at www.interactivedata.com/annual meeting and at www.proxyvote.com.

At the 2010 Annual Meeting, you are being asked to elect ten members to our Board of Directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and vote on any other business as may properly be brought before the 2010 Annual Meeting.

After careful consideration, the Board of Directors unanimously approved the proposals noted above and described more fully in the proxy statement accompanying this letter. YOUR BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

Whether or not you plan to attend our annual meeting in person, we urge you to vote your shares. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders provides you with detailed information about the proposals noted above. We encourage you to read the document carefully.

Thank you and we look forward to seeing you at the annual meeting.

Sincerely,

RAYMOND L. D’ARCY
President and Chief Executive Officer

Bedford, Massachusetts

April 15, 2010

INTERACTIVE DATA CORPORATION

32 Crosby Drive

Bedford, Massachusetts 01730

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 25, 2010 at 10:00 a.m. (Eastern time)

To our Stockholders:

YOU ARE HEREBY NOTIFIED that the 2010 Annual Meeting of the Stockholders of Interactive Data Corporation will be held at the Four Seasons Hotel, 200 Boylston Street, Boston, MA 02116, on May 25, 2010, at 10:00 a.m. (Eastern time) for the following purposes:

•

To elect a Board of Directors of ten members, to serve until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

•	To transact any other business as may properly be brought before our annual meeting and any adjournment or postponement thereof.

The proposals listed above are described in the Company’s Proxy Statement, which you are urged to read carefully and in its entirety.

Our Board of Directors has fixed the close of business on April 8, 2010 as the record date for the determination of the holders of common stock entitled to notice of, and to vote at, the 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof.

By Order of the Board of Directors

ANDREA H. LOEW
Executive Vice President, General Counsel and Corporate Secretary

Bedford, Massachusetts

April 15, 2010

Important Notice Regarding Internet Availability of

Proxy Materials for the 2010 Annual Meeting to be Held on May 25, 2010

The Notice of 2010 Annual Meeting of Stockholders, the Proxy Statement and our 2009 Annual Report are available online at www.interactivedata.com/annualmeeting and at www.proxyvote.com

Whether or not you intend to attend the meeting in person, please ensure that your shares of common stock are present and voted at the meeting. To vote your shares, please submit your voting instructions by telephone or the Internet in accordance with the directions on the Notice of Internet Availability of Proxy Materials, the proxy card, or online at www.proxyvote.com. If you requested and received paper copies of the proxy materials by mail, you can also submit your voting instructions by mail by following the directions on the proxy card.

INTERACTIVE DATA CORPORATION

2010 ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2010

PROXY STATEMENT

General

We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our Board of Directors. Our Board of Directors will use the proxies at the annual meeting of our stockholders to be held on May 25, 2010 and at any adjournment or postponement thereof for the following purposes:

•

To elect a Board of Directors of ten members, to serve until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

•	To act on any other matters as may properly come before the 2010 annual meeting and any adjournment or postponement thereof.

On April 15, we mailed the Notice of Internet Availability of Proxy Materials to our stockholders, and our 2009 annual report, this proxy statement, the notice of meeting and the form of proxy were posted online at www.interactivedata.com/annualmeeting. The same materials are also available at www.proxyvote.com, the website referenced in the Notice of Internet Availability of Proxy Materials on that same date.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the trading symbol “IDC.”

Our website address and the United States Securities and Exchange Commission’s (or SEC’s) website address are included several times in this proxy statement as textual references only. The information in such websites is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS

Q:	When and where is the annual meeting?

A:	The annual meeting will be held at the Four Seasons Hotel, 200 Boylston Street, Boston, MA 02116, on May 25, 2010, at 10:00 a.m. (Eastern time). For directions to the hotel you may call the hotel at (617) 338-4400.

Q:	Who can vote on the proposals presented in this proxy statement?

A:	Holders of our common stock at the close of business on April 8, 2010, the record date for the annual meeting, may vote, with one vote per share. Beneficial stockholders who hold their shares through a broker, bank or other representative should refer to the instructions below to vote their shares.

Q:	What vote is required for each of the proposals?

A:

Directors will be elected by a plurality of the votes cast. This means a director will be elected if the votes for a director exceed the votes against a director. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Pearson DBC Holdings, Inc., a Delaware corporation and an indirect subsidiary of Pearson plc, owns approximately [61.3%] of the total number of shares of our common stock outstanding on the record date. Pearson DBC Holdings, Inc. has informed us that it intends to vote its shares in favor of the proposals set forth in this proxy statement. These votes will be sufficient to elect the nominees for director named herein and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. When we use the term “Pearson” in this proxy statement, we are referring to Pearson plc.

Q:	Why didn’t I receive a printed copy of the proxy materials?

A:	This year, we are pleased to be relying on the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, instead of mailing a printed copy of our proxy materials, including our annual report, to each stockholder of record, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials. As more fully described in the Notice of Internet Availability of Proxy Materials, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials.

In addition, the Notice and our website provide information regarding how you may request to receive proxy materials in printed form by mail for this year, or in the future on an ongoing basis. By employing this distribution process, we hope to conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Q:	Why didn’t I receive a Notice of Internet Availability of Proxy Materials?

A:	We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice of Internet Availability of Proxy Materials.

Q:	What do I need to do now?

A:	Read this proxy statement. Then, if you choose to vote by proxy, you can (1) submit your proxy either via telephone, the instructions for which are set forth in the proxy card and online at www.proxyvote.com (2) the Internet, the instructions for which are set forth in the Notice of Internet Availability of Proxy Materials, or (3) if you did not receive a paper copy, you can vote by mail by requesting a full packet of proxy materials be sent to you, and upon receipt of the materials, you may fill out the enclosed proxy card and return it in accordance with the instructions on the card. Using the telephone or the Internet eliminates the need to request or return the proxy card. We encourage you to complete and return the proxy card or submit your proxy via telephone or the Internet even if you currently expect to attend the meeting and vote in person. Mailing in the proxy card or submitting your proxy by telephone or the Internet now will not prevent you from later canceling or “revoking” your proxy right up to the taking of the vote at the meeting, and will ensure that your shares are voted if you later find you are unable to attend the meeting. If you sign and send in the proxy card and do not indicate how you want your shares voted, your proxy will be voted FOR the election of the nominees for director named in this proxy statement, and FOR the ratification of the appointment of Ernst & Young LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2010.

Q:	If my broker or bank holds my shares in “street name,” will my broker or bank vote my shares for me?

A:

You should follow the directions your broker or bank provides in order to instruct your broker or bank how you wish to vote. If your broker or bank does not receive appropriate instructions from you, as further described on page 4 under the heading “Broker Non-Votes”, your broker or bank may choose, in its discretion, how to vote your shares on routine matters, but not on non-routine matters. The election of the nominees for director named in this proxy statement is considered non-routine. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 is considered a routine matter.

Q:	Can I change my vote after I have submitted my vote?

A:	If you are a registered holder of our shares, meaning that you hold shares directly in your name and not in a brokerage account in “street name”, you can change your vote at any time before your shares are voted at the annual meeting by delivering a signed notice of revocation to our corporate secretary, by delivering a later dated signed proxy card, by submitting a new proxy via telephone or the Internet or by attending the annual meeting and voting in person. If your shares are held in a brokerage account, you should contact your broker to change your vote.

Q:	Where can I find more information about Interactive Data Corporation?

A:	Our Internet website is www.interactivedata.com. You will find information regarding our company on our website. We also file reports with the SEC. You may read and obtain copies of our SEC reports from our website. You may also read and copy these reports at the SEC’s public reference facilities or from the Internet website the SEC maintains at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for information about these facilities.

THE 2010 ANNUAL MEETING

Date, Place and Time

The annual meeting of our stockholders will be held at the Four Seasons Hotel, 200 Boylston Street, Boston, MA 02116, on May 25, 2010, at 10:00 a.m. Eastern time.

Record Date

Our Board of Directors has fixed the close of business on April 8, 2010 as the record date for the annual meeting. Accordingly, only holders of record of our common stock at the close of business on April 8, 2010 are entitled to notice of, and to vote at, the annual meeting.

Who May Vote

Holders of record of our common stock at the close of business on April 8, 2010 are entitled to one vote per share on each matter to properly come before the meeting. As of the close of business on April 8, 2010, there were 94,969,521 shares of our common stock outstanding. Pearson DBC Holdings, Inc., an indirect subsidiary of Pearson, held approximately 60.6% of the total number of shares of our common stock outstanding on the record date. For a period of 10 days prior to the meeting, a list of our stockholders as of the close of business on April 8, 2010 will be available for review, during normal business hours, at our principal office located at 32 Crosby Drive, Bedford, Massachusetts 01730. A list of our stockholders will also be available at the meeting.

Vote Required; Voting at the Meeting

Quorum

Representation of a majority of our shares of common stock outstanding on the record date, either in person or by proxy, will constitute a quorum for the meeting. Proxies received, even if marked with abstentions or if votes are not indicated, will be included in the calculation of the number of shares represented for a quorum. Because Pearson has informed us that its shares will be represented at the meeting, a quorum is assured.

Proposals and Vote Required for Approval

Proposal	Vote Required for Approval
Election of Directors	Requires a plurality of the shares present or represented by proxy and entitled to vote on the election of directors. Broker non-votes will have no effect in making the determination.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010

Requires the affirmative vote of a majority of the votes cast. For purposes of determining the number of votes cast, those cast “For” or “Against” are included in making the determination. Abstentions and broker non-votes will have no effect in making the determination.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to common shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote or cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of an independent registered public accounting firm. Pursuant to amendments to NYSE rules, the election of directors is no longer considered routine. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and broker non-votes will be counted as present.

Approval

Pearson DBC Holdings, Inc., which as of the record date owned approximately 60.6% of the outstanding shares of our common stock, has informed us that it intends to vote its shares FOR the following proposals:

•	the election of the director nominees; and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

These votes will be sufficient to:

•	elect the director nominees named in this proxy statement; and

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Voting of Proxies

All properly executed proxies, and all proxies properly submitted via telephone or the Internet, received before the vote at the annual meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies or indicated by telephone or Internet, as applicable. If no instructions are indicated on a returned proxy, such proxies will be voted:

•	FOR the election of the nominees for director named in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Revocability of Proxies

A stockholder who has given a proxy may revoke it by:

•	delivering a signed notice of revocation to our Corporate Secretary;

•	delivering a later dated signed proxy;

•	submitting a new proxy via telephone or the Internet;

•	attending the annual meeting and voting by ballot in person if the stockholder is a registered holder of shares; or

•	if the shares are held in a brokerage account in “street name” and you wish to revoke your proxy by voting in person at the meeting, please contact your broker for instructions.

Any written notice of revocation must be sent to Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730, Attention: Corporate Secretary, so as to be delivered at or before the taking of the vote at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Expenses and Solicitation of Proxies

In addition to solicitations by mail, certain of our directors, officers and employees may solicit proxies from stockholders by telephone and/or in person. These persons will not receive additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to our stockholders. We may reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. We will pay for all of the expenses of the annual meeting proxy solicitation.

PROPOSAL 1: ELECTION OF DIRECTORS

At our 2009 annual meeting, the following seven directors were elected: Raymond L. D’Arcy, Myra R. Drucker, Rona A. Fairhead, Donald P. Greenberg, Caspar J.A. Hobbs, Philip J. Hoffman, and Robert C. Lamb, Jr. On July 13, 2009, our Board of Directors appointed Donald C. Kilburn and Luke Swanson to our Board of Directors. On the same day, our Board of Directors appointed Victor R. Simone, Jr. to our Board of Directors effective as of July 15, 2009. On the same day, our Board of Directors appointed Mr. Simone to serve on the Independent Committee and the Audit Committee of our Board of Directors. These appointments were designed to fill the vacancies created by Ambassador Carl Spielvogel’s and Mr. William Ethridge’s respective decisions to not seek re-election at our 2009 annual meeting. The size of our Board of Directors is presently fixed at ten persons. At our 2010 annual meeting, ten directors are to be elected. The ten nominees are Raymond L. D’Arcy, Myra R. Drucker, Rona A. Fairhead, Donald P. Greenberg, Caspar J.A. Hobbs, Philip J. Hoffman, Donald C. Kilburn, Robert C. Lamb, Jr., Victor R. Simone Jr., and Luke Swanson.

If any of the below named nominees should become unavailable for any reason, which we do not anticipate, the proxies will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the annual meeting. Shares may not be voted cumulatively. Each person nominated has consented to his or her nomination and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. All directors elected will hold office (subject to our by-laws) until their successors have been duly elected and qualified at our next annual meeting or otherwise or until their earlier death, resignation or removal.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and makes recommendations to our Board of Directors regarding the overall composition of the Board. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding (i) the persons to be nominated for election as directors at the annual meeting of stockholders and (ii) the persons to be appointed by the Board to fill any director vacancies on the Board that may occur between annual meetings.

Our Board of Directors has established Corporate Governance Guidelines that, among other matters, set forth the criteria and qualifications for service on our Board of Directors. These guidelines are posted on our website, www.interactivedata.com, under the heading “Company — Corporate Governance.” The established criteria to be considered are the following:

•	a reputation for integrity, honesty and adherence to high ethical standards;

•

a demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and a willingness to contribute positively to our decision-making processes;

•	a commitment to understand our company and our industry, and to regularly attend and participate in meetings of our Board of Directors and its Committees; and

•	the value of diversity on the Board of Directors.

This list is not exclusive and the Nominating and Corporate Governance Committee may consider any other factors. The Corporate Governance Guidelines affirmatively state that nominees shall not be discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law and that the value of diversity on the Board should be considered when evaluating and selecting nominees. Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and recommending nominations to the Board of Directors to be elected by stockholders. As part of its deliberation, the Nominating and Corporate Governance Committee considers the backgrounds and qualifications of the directors as a group (including both independent and non-independent directors) so that the directors collectively will provide a significant breadth of experience, knowledge and abilities necessary to assist the Board in fulfilling its responsibilities.

Our Board of Directors also appoints directors to fill Board vacancies of directors that may occur from time to time. Such appointments are made in accordance with recommendations made by the Nominating and Corporate Governance Committee. In considering candidates to serve as independent directors, the Corporate Governance Guidelines state that the re-nomination of existing independent directors should not be viewed as automatic, but should be based on continuing qualification under the established criteria described above. In addition, the Nominating and Corporate Governance Committee is directed by the Corporate Governance Guidelines to consider an incumbent independent director’s performance on the Board and any Committee on which he or she serves.

In addition to fulfilling the above criteria, four of the ten nominees for re-election named above are considered independent pursuant to independence standards under SEC rules and the NYSE listing standards. Further, the Nominating and Corporate Governance Committee believes that all four nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee brings a strong and unique background and a set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including our specific industry and related industries; corporate governance; executive management; corporate finance; marketing; technology strategy; development of new services and products; management of capital resources; and international business. Set forth below are the biographies of each of the nominees as well as the experiences, qualifications, attributes and skills that caused the Nominating and Corporate Governance Committee and the Board to determine that each person was qualified to serve as a director of the Company.

Nominees

The Company’s ten nominees are:

Raymond L. D’Arcy (57) has been our President and Chief Executive Officer as well as a member of our Board of Directors since March 2009 and succeeded Mr. Stuart J. Clark in these roles. Prior to his current position, he served as our President of Sales and Marketing from September 2005 until March 2009. He had served as President of Data Delivery Products for the business now known as Interactive Data Pricing and Reference Data from January 2001 until September 2005. From 1991 to 2001, Mr. D’Arcy served as Vice President of Global Sales, Marketing and Customer Support for Interactive Data Corporation (as it existed prior to its merger with Data Broadcasting Corporation). From 1996 to 1999, he served as Vice President of North American Sales, Marketing and Customer Support. Prior thereto, Mr. D’Arcy served as Interactive Data Pricing and Reference Data’s Regional Sales Director for Eastern North America for ten years. Mr. D’Arcy has been an employee of the Company since 1979. Throughout his career at Interactive Data Corporation, Mr. D’Arcy has held a number of senior-level sales, marketing, product management and finance positions. In addition to his vast experience with our company, Mr. D’Arcy brings to the Board a deep understanding of the financial industry, which is crucial knowledge for the development of our strategies for our growth and continued success.

Myra R. Drucker (62) joined our Board in December 2006. Ms. Drucker is an Independent Trustee of the Putnam Mutual Funds; an advisor to RCM Capital Management; and an advisor to the Employee Benefits Investment Committee of The Boeing Company. She is Vice Chair of the Board of Sarah Lawrence College; a member of the Investment Committee of the Kresge Foundation, an ex-officio member of the New York Stock Exchange Pension Managers Advisory Committee, and retired in December 2009 as Chair of Commonfund (a not-for-profit asset management firm). From November 2001 to August 2004, Ms. Drucker served as Managing Director of General Motors Asset Management and Chief Investment Officer of General Motors Trust Bank. From December 1992 to November 2001, Ms. Drucker was Chief Investment Officer of Xerox Corporation. Ms. Drucker has extensive experience in the investment management industry, a strong background in risk management and internal controls (including service on several Audit Committees) and experience in executive compensation in her role as Chair of the Board and Executive Committee of Commonfund. She also has significant experience in corporate governance, including past service on the New York Stock Exchange Corporate Accountability and Listing Standards Committee. Ms. Drucker has a BA from Sarah Lawrence College and has done graduate work in economics, statistics and portfolio theory at Temple University.

Rona A. Fairhead (48) has served as a member of our Board of Directors since February 2007 and became Chairman in September 2007. Mrs. Fairhead has served as Chairman and Chief Executive Officer of the Financial Times Group since June 2006, and is a Director of Pearson plc and is also a member of the Pearson plc Management Committee. In March 2007, she also became responsible for Pearson VUE, Pearson’s vocational and professional testing and assessment business. In her previous role from June 2002 to June 2006, Mrs. Fairhead served as Chief Financial Officer of Pearson plc. From October 2001 to June 2002 she was Deputy Finance Director of Pearson plc. She joined Pearson plc from ICI plc, an international specialty chemicals and paints company where she was Executive Vice President, Strategy and Group Financial Control and a member of the Executive Board. Prior to her six years at ICI, she was a senior executive in the aerospace industry, working for Bombardier/Shorts Aerospace and British Aerospace. In her early career, she worked for Bain & Company and Morgan Stanley. Mrs. Fairhead serves on the Board of Directors of HSBC Holdings plc as a non-executive director and Chairs the Group Audit Committee. She is also a non-executive Director of The Economist Group. Mrs. Fairhead has a law degree from Cambridge University and an MBA from Harvard Business School. Mrs. Fairhead’s experience as the Chief Executive Officer of the Financial Times Group, as well as her numerous Board and Committee memberships gives her the leadership and consensus-building skills to lead our Board of Directors. Her responsibility for overseeing the Financial Times Group and her non-executive role at HSBC give her a broad perspective and a deep understanding of the financial sector.

Donald P. Greenberg (76) has served as a member of our Board of Directors since 1996. Dr. Greenberg has been teaching at Cornell University, Ithaca, New York, for the past 45 years. He is the Jacob Gould Schurman professor of computer graphics and the director of the computer graphics program at Cornell University. He teaches courses in the colleges of Architecture, Computer Science and the Johnson Graduate School of Management. In 1987, Dr. Greenberg received the ACM SIGGRAPH Steven A. Coons award for outstanding creative contributions to computer graphics and in 1991 was named a member of the National Academy of Engineering. He was the founding director of the National Science Foundation’s Science and Technology Center for Computer Graphics and Scientific Visualization. Dr. Greenberg currently serves on the Board of Directors of Mezmeriz, a designer of mobile graphic displays, a privately held company. Dr. Greenberg is a renowned scholar and a pioneer in the area of computer graphics. He currently teaches technology strategy at the Johnson Graduate School of Management at Cornell University. He brings unique technology and computer science knowledge to the Board. He also has significant expertise regarding the processes involved in the design of new technology products. As the longest serving member on our Board of Directors, Dr. Greenberg possesses a deep understanding of our company and took part in overseeing the 2000 merger between Data Broadcasting Corporation and Interactive Data Corporation.

Caspar J.A. Hobbs (40) joined our Board in November 2006. Mr. Hobbs was a co-founder and served as Chief Executive Officer of the London-based Mergermarket Group from its formation in 1999 to March 2010. At Mergermarket, Mr. Hobbs was responsible for overseeing strategy, expansion, sales and marketing, and general management of this financial information company. Mergermarket, which was founded in 1999 and acquired by Pearson plc in August 2006, specializes in delivering mergers and acquisition news and tools, as well as other specialized services to the financial community. Prior to co-founding Mergermarket, Mr. Hobbs worked at Financial News and, before that, he served as an officer in the British Army. Mr. Hobbs brings business leadership skills and financial industry expertise from his career as the co-founder and Chief Executive Officer of the Mergermarket Group. In addition, Mr. Hobbs’ service as an officer in the British Army has given him extensive experience in executive management.

Philip J. Hoffman (51) has served as a member of our Board of Directors since February 2000 and has been executive Vice President and Head of Corporate Finance, Strategy and Business Development for Pearson since 2002. Mr. Hoffman is also Company Secretary for Pearson plc and is a member of the Pearson plc Management Committee. From May 2000 to December 2001, Mr. Hoffman was Chairman and Chief Executive Officer of Learning Network Inc., Pearson plc’s consumer education business. From January 1999 through December 2000, Mr. Hoffman was President of Pearson Inc. From January 1997 to December 1998, Mr. Hoffman was Executive Vice President and Chief Financial and Administrative Officer for Pearson plc’s Penguin Group. Prior thereto, Mr. Hoffman held various executive positions at Pearson Inc. Mr. Hoffman brings his expertise and business leadership skills and as the head of corporate finance, strategy and business development for Pearson. In addition to serving on the Board of Interactive Data Corporation, Mr. Hoffman currently serves on the Board of Directors of eScrip, and has previously served on a number of private company Boards. From 2003 to 2005 Mr. Hoffman was a member of the Board of Directors of MarketWatch (a public company listed on NASDAQ). He is a certified public accountant and a lawyer.

Donald C. Kilburn (54) has served as a member of our Board of Directors since July 2009. Mr. Kilburn has been Chief Executive Officer of Pearson Learning Solutions, a division of Pearson Education since 2008. From 1998 until 2008, he was President of Pearson Custom Publishing with responsibility for overseeing the firm’s higher education services and solutions business. Prior to joining Pearson Custom Publishing, Mr. Kilburn spent 12 years at Simon and Schuster Custom Publishing during which he served as Editor-in-Chief for six years, and then later became President of the business for six years. His publishing experience also includes serving as acquisition editor at Ginn Press. Mr. Kilburn earned a BA from College of Wooster. Mr. Kilburn brings business leadership skills from his career in publishing and his most recent position as the Chief Executive Officer of Pearson Learning Solutions.

Robert C. Lamb, Jr. (54) joined our Board in September 2006. Mr. Lamb is the co-founder, President and Chief Executive Officer, and a Director, of Tercet Capital LLC. Tercet Capital was founded in 2005. From 2002 to 2004, Mr. Lamb served as executive Vice President and Chief Financial Officer of FleetBoston Financial, which was the seventh largest financial holding company in the United States prior to being acquired by Bank of America in 2004. His responsibilities included managing FleetBoston Financial’s Corporate Accounting, Business Line Financial Management and Planning, Corporate Tax, and Investor Relations areas. From 2000 to 2002, Mr. Lamb served as Executive Vice President and Chief Financial Officer at BearingPoint, formerly KPMG Consulting, Inc. where he was responsible for the Company’s financial management activities. Mr. Lamb currently serves as trustee, secretary of the Board, and co-Chair of the Finance Committee of Boston College High School. He is also a trustee of the Chocorua Chapter Association and a Director of Arlen Capital, LLC. Mr. Lamb is a seasoned, strategic and knowledgeable senior financial executive with an extensive background in commercial banking and the financial services industry. His experience as a Chief Financial Officer of a large financial institution gives him the depth of finance and accounting knowledge necessary to head our Audit Committee. Mr. Lamb qualifies as an “audit committee financial expert” under SEC guidelines. Mr. Lamb received a BS from the United States Military Academy at West Point and an MBA from Long Island University.

Victor R. Simone Jr. (55) has served as a member of our Board of Directors since July 2009. He currently serves on the Board’s Audit and Independent Committees. Mr. Simone brings extensive capital markets experience to Interactive Data Corporation’s Board, having retired in mid-2009 from Goldman Sachs after more than 25 years at the firm in a variety of senior management roles. From 2006 until his retirement, Mr. Simone served as global head of the Principal Strategic Investments Group at Goldman Sachs. During his tenure at Goldman Sachs, Mr. Simone led the firm’s global eBusiness Group, its Institutional Client Services and its Private Client Services Fixed Income Group, as well as helped oversee its Innovation Committee and Fixed Income Industry Groups. He joined Goldman Sachs in 1981 after working in the corporate banking department of Chase Bank, and he was named a managing Director at Goldman Sachs in 1997. He has served as Chairman of the Board of both TradeWeb Markets and Nexus, L.L.C., and served as a Director on the Boards of APX, Inc.; NYMEX Green Exchange; Perimeter Financial; and TheMarkets.com. He is a Director of the Boston College Wall Street Executive Council, Director of the Boston College Financial Advisory Board and the New York Fellowship. Mr. Simone received a BS from Boston College and an MBA from New York University. As mentioned above, Mr. Simone has extensive capital markets experience. In addition, Mr. Simone’s previous experience on the Boards of other private and public companies, some within our industry, further augments his range of knowledge, providing experience on which he can draw while serving as a member of our Board.

Luke Swanson (40) has served as a member of our Board of Directors since July 2009. Mr. Swanson has been communications Director for Pearson plc, and a member of the Pearson Management Committee since 2003. He is currently responsible for Pearson’s worldwide investor, media and government relations, corporate and internal communications. Mr. Swanson joined Pearson as head of corporate communications in 2000 from Diageo plc, where he played an instrumental communications role in the 1997 merger of Grand Metropolitan plc and Guinness plc, and subsequently established and led the communications function for Diageo’s largest business. Mr. Swanson’s communications experience also includes senior positions at Business in the Community, the UK’s leading authority on corporate social responsibility, and The Prince’s Trust charity organization. He earned a BA from Worcester College, University of Oxford. Mr. Swanson brings extensive experience in corporate, media, public, government and investor relations and in corporate branding. As a senior level executive at Pearson he also brings strong business leadership skills.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Corporate Governance

Our Board of Directors has established, and periodically reviews, its governance practices in light of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, and New York Stock Exchange, or NYSE, listing standards. This section describes key Corporate Governance Guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics described below are available on our website, at www.interactivedata.com, under the heading “Company — Corporate Governance.” In addition, copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics may be obtained free of charge by writing to our Corporate Secretary, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730. Our Code of Business Conduct and Ethics applies to our Directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics that are required by law or NYSE listing standards to be publicly disclosed.

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Interactive Data Corporation and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include that:

•	the principal responsibility of the directors is to oversee management;

•	the non-management directors meet in executive session at least semi-annually;

•	the independent directors meet in executive session at least once a year;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually the Board of Directors and its Committees conduct a self-evaluation to assess effectiveness.

Board of Directors

During the fiscal year ended December 31, 2009, our Board of Directors held seven meetings. In 2009, each of our Directors attended 75% or more of the aggregate of the meetings of the Board of Directors and meetings of Committees of the Board on which they served. It is our policy that our Directors are expected to attend each annual meeting of stockholders. All of the Directors that were elected to serve on our Board of Directors at the 2009 annual meeting of stockholders attended that meeting.

Independence

Our Board of Directors has affirmatively determined that Ms. Drucker, Dr. Greenberg, Mr. Lamb and Mr. Simone are independent as determined under NYSE listing standards. In determining independence pursuant to the NYSE listing standards, our Board of Directors considered whether our independent directors had any direct or indirect material relationship with us, or any of our subsidiaries or with Pearson or any of its subsidiaries, either directly or as a partner, stockholder or officer of an organization that may interfere with the Director’s ability to exercise independence. Our Board of Directors concluded that none of our independent directors had any direct or indirect material relationships with us, any of our subsidiaries or Pearson or any of its affiliates. Our Board considers what it deems to be all relevant facts and circumstances in determining the independence of directors including whether the director has any family relationship with any of our executive officers or Pearson’s directors or executive officers (or their respective family members). Our Board also considers whether a director has any direct or indirect material interest in or ties to any of our customers; whether a director has any direct or indirect material interests in or ties to any of our competitors, suppliers, or strategic business partners; and whether a director meets the independence standards set by the SEC and NYSE.

Mr. Hoffman, who Chairs our Compensation Committee and is a member of our Nominating and Corporate Governance Committee, Mr. D’Arcy, who is a member of our Nominating and Corporate Governance Committee, and Mrs. Fairhead, who Chairs our Nominating and Corporate Governance Committee, are not independent directors. In addition, Mr. Hobbs, Mr. Kilburn and Mr. Swanson are not independent directors. We qualify as a “controlled company” under NYSE listing standards because Pearson indirectly owns more than 50% of our voting power. As a result, pursuant to Section 303A.00 of the NYSE listing standards, we are exempt from the requirement that our Board of Directors have a majority of independent directors, and that our Nominating and Corporate Governance and Compensation Committees be composed entirely of independent directors. Both our Audit Committee and our Compensation Subcommittee are composed entirely of independent directors pursuant to NYSE and IRS standards.

Board’s Role in Risk Oversight

While the Board considers the functional aspects of identifying, assessing and managing the Company’s exposure to risk to be the responsibility of the Chief Executive Officer and his senior management team, the Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board reviews the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. The Board has designated the Audit Committee to take the lead in overseeing risk management.

Audit Committee’s Role in Risk Oversight

The Audit Committee periodically discusses the Company’s policies with respect to risk assessment and risk management, including the risk of fraud and guidelines and policies to govern the process by which the Company’s exposure to risk is handled. The Audit Committee also periodically reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee periodically reviews in a general manner the processes the Company has in place to manage and access its risk through mechanisms other than the Audit Committee. The Audit Committee obtains regular reports from the Chief Financial Officer regarding the Company’s risk assessment and management processes. In addition, our Vice President—Audit and Control Services, who heads our internal audit function, reports directly to the Audit Committee and is charged by the Audit Committee with being actively engaged in assisting senior management in identifying, evaluating, and implementing risk management controls and methodologies to identify and address risks. In connection with its risk management role, at each of its meetings, the Audit Committee meets in executive session with representatives from the Company’s independent registered public accounting firm and the Company’s Vice President—Audit and Control services. In addition, the Chief Compliance Officer of Interactive Data Pricing and Reference Data, Inc., our subsidiary which is a registered investment adviser, meets regularly in executive session with the Audit Committee. The Chair of the Audit Committee provides regular reports to the Board regarding its risk management activities. In performing its risk oversight function, the Audit Committee has full access to management and the internal audit team, as well as the ability to engage outside advisors.

Risk Assessment Regarding Compensation Policies and Practices

We recently conducted an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. More detail regarding our risk assessment activities in this area are included in the “Compensation Discussion and Analysis” section of this proxy statement.

Meetings of Non-Management and Independent Directors

In accordance with NYSE listing standards and our Corporate Governance Guidelines:

•	our non-management directors (which includes any Pearson affiliated directors) meet separately at least semi-annually in executive sessions without management; and

•	our independent directors meet separately at least annually in executive session without management.

The non-management and independent directors may hold such additional executive sessions as they determine are necessary or appropriate. As described below under the heading “Committees of the Board”, we have a standing Independent Committee, comprised solely of independent directors. The Independent Committee met on five occasions in 2009. This is in addition to any executive sessions of independent directors held as part of any Board meeting. The Chair of our Independent Committee is Dr. Greenberg.

Mr. D’Arcy, our President and Chief Executive Officer, is the only nominee who is a member of management. Our Chairman, Mrs. Fairhead, who is not a member of management, serves as Presiding Director. Currently, the Chairman of the Board and Chief Executive Officer positions are separate. The Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate.

Communications with Our Board of Directors

Our Board of Directors believes it is important for stockholders and others to have a process to send communications to the Board of Directors. Accordingly, any stockholder, security holder or other interested party who desires to make his or her concerns known to the Board of Directors as a whole, the Presiding Director, all of our non-management directors as a group, all of our independent directors as a group, or any individual director, may do so by writing to the individual or group, care of our Corporate Secretary, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730. All such communications will be forwarded by the Corporate Secretary to Mr. Lamb, who as Chair of our Audit Committee is primarily responsible for monitoring such communications and for providing copies or summaries to the other directors, as he considers appropriate.

Committees of the Board

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, an Independent Committee and a Nominating and Corporate Governance Committee. Each operates under a charter that has been approved by our Board of Directors. The current charters of the Committees are available on our website at www.interactivedata.com under the heading “Company — Corporate Governance.” Copies of the charters may be obtained by writing to our Corporate Secretary, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730. Each of the Committees periodically reviews its charter and assesses its continuing adequacy and makes recommendations for changes, as appropriate, to the Board of Directors.

Audit Committee

Our Audit Committee currently consists of Ms. Drucker, Dr. Greenberg, Mr. Lamb and Mr. Simone, with Mr. Lamb as its Chair. Pursuant to the NYSE listing standards, the Audit Committee is required to consist entirely of independent directors. Ms. Drucker, Dr. Greenberg, Mr. Lamb and Mr. Simone are independent directors as required under the NYSE listing standards. In addition, all members of the Audit Committee satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Board of Directors has determined that Mr. Lamb is an “Audit Committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and that he has accounting and related financial management expertise as is required by the NYSE listing standards. All of the members of the Audit Committee are financially literate, as required by NYSE rules. During 2009, the Audit Committee met on eighteen occasions.

The primary function of our Audit Committee is to assist the Board of Directors in fulfilling its responsibilities for oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and our independent registered public accounting firm.

Specific responsibilities of our Audit Committee include:

•	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, our disclosure controls and procedures and compliance with our Code of Business Conduct and Ethics;

•	overseeing our internal audit function;

•	reviewing and discussing with management our risk management policies;

•	establishing policies regarding hiring employees or former employees of our independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our internal audit staff, independent registered public accounting firm and management; and

•	approving the Audit Committee report required by SEC rules and regulations (which is included on page 21 of this proxy statement).

In addition, the Audit Committee reviews related party transactions in which any Director, officer or Director nominee has a material interest. For further information on our policies and procedures regarding transactions with related persons, please see the “Policy and Procedures for Reviewing Transactions with Related Persons” discussion below.

Compensation Committee

Our Compensation Committee currently consists of Ms. Drucker, Dr. Greenberg and Mr. Hoffman, with Mr. Hoffman as its Chair. Ms. Drucker and Dr. Greenberg are independent directors as determined under the NYSE listing standards and SEC rules and regulations. The Compensation Committee is responsible, among other matters, for discharging, or assisting the Board of Directors in discharging, duties related to establishing and administering our senior executive officer compensation policies and equity-based incentive plans, including:

•

approval of, or recommendation to our Board of Directors with respect to, corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and annual evaluation of our Chief Executive Officer’s performance in light of those goals and objectives, as well as the determination of, or recommendation to our Board with respect to, our Chief Executive Officer’s compensation level based on this evaluation;

•	approval of, or recommendation to our Board of Directors with respect to, compensation for the other senior executive officers;

•	overseeing the evaluation of our senior executive officers; and

•	periodically reviewing and making recommendations to our Board of Directors with respect to Director compensation.

The Compensation Committee is also responsible for administering our cash and equity incentive plans and employee stock purchase plan. The Compensation Committee may take all actions that may be taken by our Board of Directors to review and approve chief executive and senior executive officer compensation. The Compensation Committee also periodically reviews compensation and equity-based plans and recommends changes to these programs to the Board of Directors. While the Compensation Committee is empowered under the terms of the 2000 and the 2009 Long Term Incentive Plans to determine award levels, the Compensation Committee’s practice has been to bring recommendations for all of our senior executive officers (including the named executive officers) to the Compensation Subcommittee for approval. During 2009, the Compensation Committee met on eight occasions.

Mr. D’Arcy, our President and Chief Executive Officer as of March 2, 2009, attended the meetings of the Compensation Committee during 2009 at the invitation of the Committee. His input was considered in assessing the performance and pay levels of his direct reports, which include all of the non-CEO named executive officers, as well as in establishing cash incentive bonus opportunity ranges and individual performance goals for his direct reports. Mr. Hajducky, our Chief Financial Officer until his resignation effective September 15, 2009, and thereafter, Christine Sampson, our interim Chief Financial Officer, attended selected meetings during 2009 to advise the Committee regarding tax and accounting matters. Ms. Lori Hannay, our Vice President, Chief Human Resources Officer, and Ms. Andrea Loew, our Executive Vice President, General Counsel and Corporate Secretary, attended selected meetings during 2009 to advise the Committee on human resources and legal matters, respectively. On no occasion were any of our named executive officers involved in any discussions specifically relating to their own compensation. A description of our processes and procedures for the determination of compensation for our named executive officers is included in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Subcommittee

Our Compensation Committee has designated a Compensation Subcommittee, composed solely of members of the Compensation Committee who are independent directors. The Compensation Committee delegated to the Compensation Subcommittee the authority to approve all compensation that is intended to satisfy the requirements of the performance-based compensation exemption under Section 162(m) of the U.S. Internal Revenue Code, or the Code, including stock options and other performance-based awards granted under our stockholder-approved incentive plans. The Compensation Subcommittee also has been delegated the authority to approve all equity compensation grants to any employee required to file reports under Section 16 of the Exchange Act. Our Executive Incentive Plan is administered by the Compensation Subcommittee. Periodically, the Compensation Committee reviews and makes a determination regarding which employees will be included in the Compensation Subcommittee’s authority. Currently, this group consists of the Chief Executive Officer and all of the Chief Executive Officer’s direct reports. The members of the Compensation Subcommittee are currently Ms. Drucker and Dr. Greenberg, each of whom is independent and qualifies as an “outside Director” as defined in Section 162(m) of the Code. Ms. Drucker currently serves as the Chair of the Compensation Subcommittee.

Compensation Consultant

Under its charter, the Compensation Committee is empowered to engage an independent consultant. The Compensation Committee has engaged Frederic W. Cook & Co., or FW Cook, as its independent executive compensation consultant to provide an externally focused perspective and specialized executive compensation expertise. FW Cook reports directly to the Compensation Committee and during the last fiscal year neither it nor its affiliates performed any separate services for the Company or its affiliates. In this regard, we note that FW Cook does not have any affiliates. The Compensation Committee establishes specified goals or assignments for FW Cook. The Compensation Committee and the Compensation Subcommittee use FW Cook’s expertise to augment the information provided by management (including management’s compensation recommendations) and to help in the evaluation of the effectiveness and fairness of our compensation programs and practices. FW Cook provides recommendations and information regarding: (i) appropriate pay, bonus and equity award levels for our senior executives (Chief Executive Officer and those who report directly to the Chief Executive Officer) and our non-employee directors; (ii) equity and cash compensation plan design (both long-term and short-term plans); and (iii) current and emerging industry trends and best practices.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2009, Dr. Greenberg, Ms. Drucker and Mr. Hoffman served on the Compensation Committee. Mr. Hoffman is an executive officer of Pearson. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K. No member of the Compensation Committee in 2009 was an employee of the Company or any of our subsidiaries.

None of our executive officers have served as a Director or member of the Compensation Committee (or other Committee serving an equivalent function) of any other organization, one of whose executive officers served as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. D’Arcy, Hoffman and Lamb, and Mrs. Fairhead, with Mrs. Fairhead serving as its Chair. Mr. Lamb is an independent director as determined under the NYSE listing standards and SEC rules and regulations. Our Nominating and Corporate Governance Committee is responsible, among other matters, for:

•	recommending to our Board of Directors the persons to be nominated for election as Directors at any meeting of stockholders;

•	reviewing, from time to time, the corporate governance principles applicable to us;

•	monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of Directors of public companies;

•	overseeing an annual review of Chief Executive Officer succession planning;

•	leading the Board and Committees of the Board in annual performance self-evaluations; and

•	reviewing, reassessing and administering our Corporate Governance Guidelines.

During 2009, the Nominating and Corporate Governance Committee met on six occasions.

For our policy with regard to the consideration of director candidates recommended by stockholders, please see “Stockholder Recommendations for Director Nominations” on page 62 of this proxy statement.

Independent Committee

The Independent Committee currently consists of Ms. Drucker, Mr. Lamb, Mr. Simone and Dr. Greenberg, with Dr. Greenberg as its Chair. These Directors are not employees of Interactive Data Corporation or Pearson and each of these Directors is independent as determined under the NYSE listing standards and SEC rules and regulations. The Independent Committee has been delegated all authority of our Board of Directors to consider and approve on our behalf transactions and agreements between Interactive Data Corporation and any person who is a 5% or more beneficial owner of our common stock, including Pearson or any of Pearson’s affiliates. Our Independent Committee is responsible, among other matters, for:

•	reviewing and approving (or ratifying, as the case may be) related person transactions involving any 5% or more beneficial owner of our common stock (or any of its affiliates); and

•

as required by law or as requested by the Board of Directors from time to time, reviewing and approving (or ratifying, as the case may be) transactions or arrangements involving (or actions to be taken by) our company or any of its affiliates in which any 5% or more beneficial owner of our common stock (or any of its affiliates) has or may have an interest.

For a further discussion of the policies and procedures of the Independent Committee with respect to such transactions, see the description below under the heading “Related Persons Transactions.” During 2009, the Independent Committee met on five occasions.

A summary of Committee membership is set forth in the table below:

Chair/Member of the
Director	Audit Committee	Compensation Committee	Compensation Subcommittee	Nominating and Corporate Governance Committee	Independent Committee
Raymond L. D’Arcy	—	—	—	X	—
Myra R. Drucker	X	X	Chair	—	X
Rona A. Fairhead	—	—	—	Chair	—
Donald P. Greenberg	X	X	X	—	Chair
Caspar J.A. Hobbs	—	—	—	—	—
Philip J. Hoffman	—	Chair	—	X	—
Donald C. Kilburn	—	—	—	—	—
Robert C. Lamb, Jr.	Chair	—	—	X	X
Victor R. Simone, Jr.	X	—	—	—	X
Luke Swanson.	—	—	—	—	—

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth as of January 31, 2010, certain information known to us regarding the shares of our common stock, as well as the ordinary shares of our majority stockholder’s parent company, Pearson, beneficially owned by (1) each of our Directors (2) our Chief Executive Officer and the other executive officers named in the summary compensation table on page 39 of this proxy statement, and (3) the Directors and all of our executive officers as a group. In addition, the following table sets forth the beneficial ownership of common stock as of January 31, 2010, with respect to Pearson DBC Holdings, Inc., which is a subsidiary of Pearson and which is the only entity or individual known by us to own beneficially more than 5% of the outstanding shares of our common stock.

	Interactive Data Corporation[1]		Pearson plc
Directors and Executive Officers	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Raymond L. D’Arcy[2]	350,713	*	—	*
Myra R. Drucker[3]	21,751	*	—	—
Rona A. Fairhead[4]	10,000	*	330,982	*
Donald P. Greenberg[5]	73,997	*	—	—
Mark Hepsworth[6]	222,528	*	—	—
Caspar J.A. Hobbs[7]	—	—	20,000	*
Philip J. Hoffman[8]	3,200	*	132,359	*
Donald C. Kilburn[9]	—	—	32,227	*
John L. King[10]	457,478	*	15,248	*
Robert C. Lamb, Jr.[1] [1]	21,828	*	—	—
Christine A. Sampson[12]	34,069	*	2,337	*
Victor R. Simone, Jr.[13]	—	—	—	—
Luke Swanson[14]	—	—	123,493	*
Cort J. Williams[15]	66,431	*	2,833	*
Stuart J. Clark[16]	603,759	*	22,241	*
Andrew J. Hajducky[17]	—	—	—	—
All Directors and executive officers as a group (18 persons)[1] [8]	2,041,189	2%	686,870	*
Five Percent Stockholder
Pearson DBC Holdings, Inc.[1] [9]	57,554,795	61%	N/A	N/A

*	Less than 1%.
(1)	The table is based upon information supplied by our officers, Directors and principal stockholders, and information set forth on any statements filed with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934. Unless otherwise indicated in these footnotes, and subject to the community property laws where applicable, each of the Directors and named executive officers named in this table has sole voting and investment power with respect to the shares shown as beneficially owned and the address of each of the Directors and named executive officers is: c/o Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730.
(2)	Mr. D’Arcy served as our Chief Executive Officer, President, and a member of our Board of Directors since March 2, 2009. Prior to this, he served as our President, Sales and Marketing. With respect to Interactive Data Corporation shares, Mr. D’Arcy’s ownership includes 300,000 shares that Mr. D’Arcy has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(3)	Ms. Drucker is a member of our Board of Directors. With respect to Interactive Data Corporation shares, Ms. Drucker’s ownership includes 12,500 shares that she has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010 and 2,291 shares of Interactive Data Corporation that Ms. Drucker will acquire within 60 days of January 31, 2010 upon the settlement of RSUs awarded on February 16, 2007.
(4)	Mrs. Fairhead is a member of our Board of Directors. With respect to Interactive Data Corporation shares, Mrs. Fairhead’s ownership includes 10,000 shares held by Mrs. Fairhead’s spouse. With respect to Pearson holdings, Mrs. Fairhead’s ownership includes 60,000 shares of Pearson that she has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(5)	Dr. Greenberg is a member of our Board of Directors. Dr. Greenberg’s ownership includes 60,000 shares of Interactive Data Corporation that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010 and 2,291 shares of Interactive Data Corporation that Mr. Greenberg will acquire within 60 days of January 31, 2010 upon settlement of his RSUs awarded on February 16, 2007.

(6)	Mr. Hepsworth is our President, Institutional Business. With respect to Interactive Data Corporation shares, Mr. Hepsworth’s ownership includes 206,875 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(7)	Mr. Hobbs is a member of our Board of Directors.
(8)	Mr. Hoffman is a member of our Board of Directors. Mr. Hoffman’s ownership includes 32,460 shares of Pearson that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(9)	Mr. Kilburn is a member of our Board of Directors. Mr. Kilburn’s ownership includes 29,879 shares of Pearson that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(10)	Mr. King is our Chief Operating Officer. With respect to Interactive Data Corporation shares, Mr. King’s ownership includes 418,125 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010, and 312 shares that Mr. King will acquire within 60 days of January 31, 2010 pursuant to our Employee Stock Purchase Plan.
(11)	Mr. Lamb is a member of our Board of Directors. With respect to Interactive Data Corporation shares, Mr. Lamb’s ownership includes 12,500 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010 and 2,291 shares of Interactive Data Corporation that Mr. Lamb will acquire within 60 days of January 31, 2010 upon the settlement of RSUs awarded on February 16, 2007.
(12)	Ms. Sampson is our interim Chief Financial Officer. With respect to Interactive Data Corporation shares, Ms. Sampson’s ownership includes 30,729 shares that she has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010, and 94 shares that Ms. Sampson will acquire within 60 days of January 31, 2010 pursuant to our Employee Stock Purchase Plan. With respect to Pearson shares Ms. Sampson’s ownership includes 2,240 shares that she has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(13)	Mr. Simone is a member of our Board of Directors.
(14)	Mr. Swanson is a member of our Board of Directors. Mr. Swanson’s ownership includes 20,005 shares of Pearson that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(15)	Mr. Williams is our President, Institutional Sales. With respect to Interactive Data Corporation shares, Mr. Williams’s ownership includes 61,107 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010, and 313 shares that Mr. Williams will acquire within 60 days of January 31, 2010 pursuant to our Employee Stock Purchase Plan. With respect to Pearson shares Mr. Williams’ ownership includes 2,800 shares that he has the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(16)	Mr. Clark served as our Chief Executive Officer and President and a member of our Board of Directors until he stepped down from these positions on March 2, 2009. He served as an advisor to the Company until his retirement on July 20, 2009. With respect to Interactive Data Corporation shares, Mr. Clark’s ownership includes 375,000 shares that he has a right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(17)	Mr. Hajducky was our Chief Financial Officer until his resignation effective September 15, 2009.
(18)	With respect to Interactive Data Corporation shares, includes 1,627,148 shares that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010, 1,032 shares that such persons will acquire within 60 days acquired on February 12, 2010 pursuant to our Employee Stock Purchase Plan, and 6,873 shares that Ms. Drucker, Dr. Greenberg and Mr. Lamb acquired within 60 days of January 31, 2010 upon settlement of their RSUs awarded on February 16, 2007. With respect to Pearson shares, includes 151,863 shares that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of January 31, 2010.
(19)	The address of Pearson DBC Holdings, Inc. is c/o Pearson Inc., 1330 Avenue of the Americas, New York, New York 10014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based upon the information supplied to us by such persons, we are required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To our knowledge, based upon a review of the Section 16(a) reports furnished to us and the written representations of our executive officers and Directors, except as noted following this sentence, all these filing requirements were satisfied by our Directors and executive officers for the fiscal year ended December 31, 2009. Due to the Company’s administrative error, each of Messrs. Greenberg and Lamb and Ms. Drucker filed one late Form 4 in May 2009 reporting the annual RSU award awarded to each of them under the Company’s Compensation Plan for Non-Employee Directors on May 20, 2009. Mr. Hepsworth filed one late Form 4 in May 2009 reporting the acquisition of 55, 19 and 89 Interactive Data shares purchased with company quarterly dividend proceeds on February 11, 2008, April 14, 2008 and October 13, 2008, respectively.

Related Persons Transactions

Transactions with Pearson

As of the April 8, 2010 record date, Pearson indirectly owned approximately 60.6% of our issued and outstanding common stock. We are a party to a management services agreement with Pearson that became effective as of February 29, 2000. This agreement governs the provision of certain services between the parties and their respective subsidiaries and renews annually. Other business arrangements between us (and our subsidiaries) and Pearson (and its subsidiaries) are covered by separate written agreements.

Many of the services provided by Pearson afford us administrative convenience and we believe the terms of such services are substantially equal to or more favorable to us than if the Company had negotiated similar arrangements with non-affiliated third parties. The services provided by Pearson include (i) administering the 401(k) savings plan (and related excess plans), the U.K. pension plan, and employee health benefit plans in the U.K. and U.S. and insurance plans, (ii) use of a back-up disaster recovery site in the U.K., (iii) travel services, and (iv) accounting related services for certain of our subsidiaries, primarily in the U.K. In addition to these services, we also license an array of financial information content from certain businesses owned by or affiliated with Pearson for internal use as well as redistribution to customers. Finally, certain of our businesses from time to time purchase advertising space and other promotional services at discounted rates from certain businesses owned by or affiliated with Pearson. The services provided by us to Pearson include the provision of financial data and related services and the sub-lease of space in our Hayward, CA office. A majority of the charges for services from Pearson and its affiliates to us are at cost. With respect to the services we provide to Pearson and its affiliates, we charge fees that are no less than the fees charged to similar users. We believe that the terms and conditions of these transactions are fair and reasonable.

Prior to entering into any service arrangement with Pearson, we assess whether it would be more advantageous to obtain such services from a non-affiliated third party. The Independent Committee of our Board of Directors, which currently consists of four Directors, none of whom are employees of Pearson or Interactive Data Corporation, approve the related party services on our behalf. The agreements governing the related party services are amended from time to time by mutual agreement to address changes in the terms or services provided to or on our behalf. The Independent Committee approves any material modifications. From time to time, we assess various of the ongoing relationships between us and Pearson to determine whether it would be more advantageous to secure any such services outside of Pearson.

There was no material effect on our financial condition or results of operations as a result of entering into these arrangements. If the services provided to us and our affiliates by Pearson or its affiliates were to be terminated, we would be required to seek equivalent services in the open market at potentially higher costs.

Any amounts payable or receivable to and from Pearson or Pearson affiliates are classified as an affiliate transaction on our consolidated balance sheet. For the years ended December 31, 2009, 2008 and 2007, we recorded revenue of $854,000, $900,000 and $772,000, respectively, for services provided to Pearson. For the years ended December 31, 2009, 2008 and 2007, we recorded expenses of $3,921,000, $4,229,000 and $4,682,000, respectively, for services received from Pearson. The amounts due to Pearson as of December 31, 2009 and 2008 was $1,999,000 and $47,000, respectively, and is included in payables to affiliates.

Transactions with J. D’Arcy

Mr. D’Arcy’s son, Jeffrey D’Arcy, works as a sales professional in the Business Development Group of our Interactive Data Pricing and Reference Data, Inc. subsidiary. Jeffrey D’Arcy received compensation of $134,645 in 2009, which amount includes base salary, sales commissions and company contributions to his 401(k) retirement plan. Jeffrey D’Arcy is compensated in a manner consistent with how we compensate sales professionals holding similar positions, including participation in a standard commission plan applicable to his company peer group of sales professionals.

Policy and Procedures for Reviewing Transactions with Related Persons

In February 2001, our Board of Directors created a Committee of independent directors, which Committee is charged with the authority and duty to consider, negotiate and approve on our behalf, transactions and agreements between us (and our subsidiaries) and Pearson (and its subsidiaries). In February 2007, our Board of Directors established a written policy and procedures related to the negotiation and approval of related person transactions. Under the policy, a related person transaction is one in which we are a participant, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest. The term “related person” has the same meaning as set forth in Item 404(a) of Regulation S-K. Under our policy, related person transactions that are identified prior to consummation shall be consummated only if (i) in the case of Directors, officers and nominees, the transaction is approved by the disinterested members of the Audit Committee and (ii) in the case of a 5% or more beneficial owner of our common stock (or any affiliate) who does not fall into (i) above, the transaction is approved by the disinterested members of the Independent Committee. In the event that it is not practicable or desirable to obtain approval of a related person transaction in advance, the transaction with the related person may be preliminarily entered into by management subject to ratification by the appropriate Committee. If the applicable Committee does not ratify the transaction, then we will have the option to terminate or unwind the transaction.

In February 2007, our Board of Directors approved an Independent Committee charter, which charter specifies that the Independent Committee has the authority described above as well as authority, at the Committee’s discretion, to approve or ratify, as the case may be, related persons transactions with a 5% or more beneficial owner of our common stock in which the amount is less than $120,000. In addition the charter specifies that the Independent Committee has the authority, as required by law or as requested by the Board of Directors from time to time, to review and approve (or ratify, as the case may be) transactions or arrangements involving (or actions to be taken by) our company or any of its affiliates in which any 5% or more beneficial owner of our common stock (or any affiliate) has an interest.

The policy and procedures related to approval of related person transactions are in writing. In its review, the Audit Committee or Independent Committee, as applicable, considers the related person’s interest in the transaction, the material terms of the transaction, including the dollar amount involved and the type of transaction, the importance of the transaction to the related person and to us, whether the transaction would impair the judgment of the related person, and any other information the applicable Committee deems appropriate. Under our policy, our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from related persons with respect to identified related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction.

The adoption of our written policy and procedures as described above, as well as the adoption of the Independent Committee charter, formalized the procedures with respect to transactions with related persons we have in large part followed since the February 2001 formation of the Independent Committee. To our knowledge, all transactions with Pearson or any of its affiliates have been approved by our Independent Committee. The employment and compensation of Jeffrey D’Arcy was reviewed and approved by our Audit Committee.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with the legal and regulatory requirements applicable to the Company, the qualifications, independence and performance of our independent registered public accounting firm, and the quality of our internal and external audit processes. The Audit Committee operates under a written charter that sets forth the Audit Committee’s role and responsibilities.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. Management also has the responsibility for establishing and maintaining effective internal control over financial reporting. In 2009, Ernst & Young LLP was responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. In addition, Ernst & Young LLP expressed its own opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP the Company’s audited financial statements for the year ended December 31, 2009, and Ernst & Young LLP’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence from the Company and its management. The Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP was compatible with maintaining the firm’s independence and concluded that it was compatible.

Based on the considerations and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2009 be included in our Annual Report on Form 10-K for 2009.

Respectfully submitted,

AUDIT COMMITTEE

Robert C. Lamb, Jr., Chairman

Myra R. Drucker

Donald P. Greenberg

Victor R. Simone, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of our Compensation Program and Objectives

Our executive compensation program is composed of:

•	base salary;

•	an annual performance-based cash bonus opportunity;

•	equity awards in the form of restricted stock units and stock options;

•	retirement benefits; and

•	severance benefit opportunities.

We establish cash and equity compensation at levels that are intended to attract, motivate and retain qualified executive managerial talent, which is critical to our long-term success and the creation of stockholder value. Using a combination of an annual performance-based cash bonus and equity-based long-term incentive compensation, we strive to link executive compensation to both individual and company performance. Individual and company performance goals are set at levels intended to encourage our named executive officers to support our achievement of short- and long-term strategic business objectives. To further align executive interests with stockholders’ interests, we also require our named executive officers to attain and maintain a prescribed level of common stock ownership.

Our Use of Benchmarking and Survey Data

When establishing compensation levels for our named executive officers, the Compensation Committee and the Compensation Subcommittee consider information compiled, evaluated and presented by the Compensation Committee’s independent compensation consultant, FW Cook. For 2009 this information included proprietary executive compensation survey data from large technology companies and survey data from the Radford Benchmark Technology Survey and the McLagan Financial Technology Survey. In establishing points of comparison FW Cook adjusted this data for each of our named executive officers based on the executive’s responsibilities, and, if applicable, relative revenue responsibilities, the size of the Company as compared to the peers and other adjustments based on variances in the industry. The Compensation Committee and the Compensation Subcommittee also reviewed information provided by FW Cook collected from proxy filings by publicly traded companies that we, with FW Cook’s assistance, have identified as our peers. Most of the companies selected as our peers operate in our industry or related industries. We generally fall between the 25th and 75th percentile of the identified peer group in terms of number of employees, revenue and market capitalization. Each year, the peer group is reviewed and adjusted, if appropriate, to reflect changes in the marketplace or as a result of mergers, acquisitions, divestitures, changes to our business focus or the business focus of peer companies.

While peer company data provides us with an important point of reference for our named executive officers, we believe considering the large technology company survey data provides us with an additional important point of reference and allows us to obtain a broader perspective of prevailing compensation levels and practices. With respect to some of the named executive officers, we only had comparable individual position data from either the peer company survey or the large technology company survey. In those instances where we had both peer company and large technology company survey data available for a particular named executive officer, we used an average of the median levels of compensation from each data set as our point of comparison.

The Compensation Committee and the Compensation Subcommittee use the referenced market surveys and analyses prepared by the independent compensation consultant to stay informed of developments in the design of compensation packages generally and to benchmark our named executive officer compensation program against those of companies with whom we may compete for executive talent to help ensure our named executive compensation program is in line with current marketplace standards. The Compensation Committee and the Compensation Subcommittee generally target compensation for named executive officers to approximate the median of the pay levels derived from the compensation consultants’ analysis to ensure we remain competitive to attract and retain executive talent.

With FW Cook’s assistance, the peer group is periodically reviewed. Based on the review undertaken in the spring of 2009, a determination was made to drop CME Group, Inc. and The NASDAQ OMX Group, Inc. The primary business of these two companies is to act as an exchange for the trading of certain securities, and as such the business model of these companies is different than ours. In addition, these companies are significantly larger (on a revenue basis) than our company. Harris Interactive was also dropped from the peer group. Harris Interactive’s primary business is as an internet polling company and its business model is likewise different than ours. In addition, Harris Interactive is a significantly smaller company than our company (on a revenue basis). The revised peer group was used for the 2009 equity awards and for 2010 compensation decisions. The 2009 and 2010 peer groups are as set forth below:

Prior Peer Group	Revised Peer Group
• Acxiom Corporation	• Acxiom Corporation

• Advent Software, Inc.	• Advent Software, Inc.

• CME Group, Inc.	• CoStar Group, Inc.

• CoStar Group, Inc.	• The Dun & Bradstreet Corporation

• The Dun & Bradstreet Corporation	• Equifax Inc.

• Equifax Inc.	• FactSet Research Systems Inc.

• FactSet Research Systems Inc.	• Fair Isaac Corporation

• Fair Isaac Corporation	• IHS Inc.

• Harris Interactive Inc.	• infoGroup Inc.

• IHS Inc.	• Investment Technology Group, Inc.

• infoGroup Inc.	• Morningstar, Inc.

• Investment Technology Group, Inc.	• MSCI Inc.

• The NASDAQ OMX Group, Inc.	• RiskMetrics Group, Inc.

• Morningstar, Inc.	• SEI Investments Company

• MSCI Inc.	• TradeStation Group, Inc.

• RiskMetrics Group, Inc.

• SEI Investments Company

• TradeStation Group, Inc.

Other Considerations

In addition to benchmarking, with the assistance of FW Cook, the Compensation Committee considered the prevalent labor market for executive talent generally, and evaluated internal pay equity among executives and considered each individual executive’s responsibilities, experience, effectiveness, tenure and ability to impact corporate financial performance, where applicable, when determining compensation levels.

The differences in compensation among our named executive officers are largely attributable to the differences in scope of the roles performed by each individual. Our Chief Executive Officer received the highest level of compensation because he is responsible for running the overall business and is our most senior decision-maker. His responsibilities far outweigh those of our other named executive officers. The other named executive officers receive compensation based upon the scope of their individual responsibilities. The varying salary increase amounts given in 2009 and 2010 and the assignment of bonus plans to named executive officers are reflective of internal pay equity considerations.

Named Executive Officers

Our named executive officers are:

•	Raymond D’Arcy, President and Chief Executive Officer (beginning March 2, 2009);

•	Christine Sampson, Interim Chief Financial Officer (effective as of September 16, 2009), Vice President, Finance & Chief Accounting Officer;

•	Mark Hepsworth, President, Institutional Business;

•	John King, Chief Operating Officer;

•	Cort Williams, President, Institutional Sales;

•	Stuart Clark, former President and Chief Executive Officer (retired as President and Chief Executive Officer effective March 2, 2009 and retired as advisor to the Company effective July 20, 2009); and

•	Andrew Hajducky, former Chief Financial Officer (resigned effective September 15, 2009).

Elements of Compensation Paid to Named Executive Officers

Our executive pay is comprised of three main components: base salary, annual performance-based cash bonus and long-term equity awards. Additional components include retirement and severance benefits. The Compensation Committee and Compensation Subcommittee (together “the Committees”) review the total aggregate cash compensation paid to each named executive officer in prior fiscal years (if applicable) when considering increases and bonus awards. The Committees look at each of the equity awards and cash compensation separately when evaluating whether each of these compensation elements is competitive. In addition, the Committees consider the overall mix of compensation elements when evaluating whether the overall compensation package remains competitive. The Committees also consider overall business performance, input from the Chief Executive Officer on the individual performance of his direct reports, changes in the business, external market factors and our financial position each year (and, in the case of the Chief Executive Officer, the input of the Chairman of the Board and in the case of the Chief Financial Officer, the input of the Chairman of the Audit Committee) when determining pay levels and bonus awards, and allocating between equity awards and cash compensation for the named executive officers.

Cash Compensation

General

Cash compensation is comprised of base salary and an annual performance-based cash bonus opportunity. The Compensation Subcommittee generally sets a named executive officer’s total cash compensation opportunity (assuming achievement of Company performance measures at Target levels described below) at approximately the market median data (as adjusted as described above) and further adjusted as appropriate for individual performance, internal pay equity and other labor market conditions that impact the executive position.

Base Salary Increases in 2009 and 2010

In fiscal year 2009, no named executive officers other than Mr. D’Arcy and Mr. Williams received base salary increases. Mr. D’Arcy and Mr. Williams were awarded base salary increases due to the significant increase in their respective responsibilities. Mr. D’Arcy was promoted from President, Sales and Marketing to President and Chief Executive Officer and Mr. Williams was promoted from Senior Vice-President Major Accounts and Business Development groups to President, Institutional Sales. Mr. D’Arcy’s and Mr. Williams’s increases took effect on March 2, 2009. As part of cost reduction measures implemented during the year, we did not award base salary merit increases to our employees, including executives, during the year ended December 31, 2009.

Details of the promotional base salary increases for Mr. D’Arcy and Mr. Williams are as follows:

Name	2008 Base Salary	2009 Promotional Increase Percent	2009 Promotional Increase Amount	2009 Base Salary Effective March 2, 2009
Mr. D’Arcy	$365,000	30.1%	$110,000	$475,000
Mr. Williams	$268,923	10.0%	$26,893	$295,816

While Ms. Sampson did not receive a promotional base salary increase upon her appointment as our interim Chief Financial Officer, she is being paid an additional monthly amount of $8,333.33 for as long as she continues to serve in the role of interim Chief Financial Officer. This additional amount is not considered as part of her base salary.

Base salary merit increases and adjustments for fiscal year 2010, effective January 1, 2010, to our named executive officers ranged from 3.5% to 21.0% of their 2009 base salaries. Mr. D’Arcy’s aggregate increase reflected a merit increase as well as a market adjustment. The merit increase recognized Mr. D’Arcy’s leadership in guiding the Company during fiscal 2009, a year of significant market uncertainty and challenges. Mr. D’Arcy’s market adjustment positioned his base salary in the competitive range for Chief Executive Officers at peer companies. The Company’s overall 2010 budget was taken into account when determining named executive officer increases effective January 1, 2010. These increases generally positioned our named executive officers’ base salary levels close to the median of the base salaries of executives in comparable positions at peer companies, as well as in technology and industry compensation surveys (adjusted as described under “Our Use of Benchmarking and Survey Data”). Variances in the percentage increase between the named executive officers were mostly market driven and also are reflective of internal pay equity considerations among the executives. The average of the Company-wide base salary increases for all employees effective January 2010 (excluding our named executive officers) was 3.7%. Details of increases effective January 2010 for our named executive officers are as follows:

Name	2009 Base Salary Effective March 2, 2009	2010 Increase Percent	2010 Increase Amount	2010 Base Salary Effective January 1, 2010
Mr. D’Arcy	$475,000	21.0%	$100,000	$575,000
Ms. Sampson	$193,215	5.3%	$10,263	$203,478
Mr. King	$354,000	3.5%	$12,390	$366,390
Mr. Hepsworth	$350,000	4.0%	$14,000	$364,000
Mr. Williams	$295,816	5.0%	$14,791	$310,607

With regard to Ms. Sampson, the 2010 base salary amount of $203,478 does not include the additional monthly amount of $8,333.33 she is being paid for so long as she continues to serve in the role of interim Chief Financial Officer.

2009 Executive Incentive Plan

Our 2009 Executive Bonus Plan (established under our Executive Incentive Plan (“EIP”)) was intended to establish a direct correlation between the annual performance-based cash bonus paid to our named executive officers and our annual financial and operating performance. In 2009, adjusted EBITA and adjusted revenue performance were below the Threshold goals (described below). Notwithstanding that the Company’s free cash flow performance exceeded the Threshold goal, the Compensation Subcommittee made a determination to exercise its discretion such that no bonuses, whether based on company financial performance or individual performance goals, were paid to named executive officers for 2009. An analysis and discussion of this decision can be found below under the heading “2009 Bonus Decisions.”

The 2009 Executive Bonus Plan (recommended by the Compensation Committee to the Compensation Subcommittee and approved by our Compensation Subcommittee on February 25, 2009) was designed to provide for the payment of performance based cash bonuses to certain of our executive officers, including all of our named executive officers. Under the 2009 Executive Bonus Plan, the Compensation Subcommittee established a maximum annual cash incentive opportunity of the lesser of (i) $3,000,000 for each of the named executive officers or (ii) 1.25% of the Company’s 2009 adjusted operating income for the Chief Executive Officer and 0.625% of the Company’s 2009 adjusted operating income for each of the other named executive officers (the “Adjusted Operating Income Formula”). Operating income was adjusted to exclude the impact of foreign currency transactional gain or loss and of any acquisitions or dispositions completed after January 1, 2009.

The Compensation Subcommittee has the sole discretion to determine the actual annual performance-based cash bonuses, if any, to be paid to the named executive officers participating in the 2009 Executive Bonus Plan. These cash bonuses are calculated as a percentage of the named executive officer’s base salary in effect on December 31, 2009 and are based on the level of attainment of predetermined performance measures that are weighted as follows (in each case not to exceed the maximum annual cash incentive opportunity described above):

Performance Measure	Weighting of Performance Measures:
Adjusted Revenue	25%
Adjusted EBITA	40%
Adjusted Free Cash Flow	10%
Individual Performance Goals	25%

The Compensation Committee believes that these four performance measures are consistent with the overall goals and long-term strategic direction that the Board of Directors has set for our company and are closely related to or reflective of financial performance, operational improvements, growth and return to stockholders. Further, the combination of these performance measures limits the ability of an executive officer to be rewarded for taking excessive risk that may harm our company because manipulation of one performance measure is likely to have the opposite effect on the other performance measures and performance under all of these measures is required to maximize the payout. Furthermore, the EIP contains a claw back provision that gives the Board of Directors the authority to cancel or adjust payments if the financial statements of the Company are restated due to error or misconduct. In addition, commencing in 2009, our Audit Committee reviews and approves the calculations of bonus payments to executives pursuant to the 2009 Executive Bonus Plan. As part of the review and because the financial performance measures described above are non-GAAP measures, the Audit Committee is provided with detail regarding the adjustments made (reconciliation) to the nearest GAAP equivalent.

In adopting the 2009 Executive Bonus Plan, the weightings for certain measures were changed from those used in 2008. The Committees decreased the weighting for the adjusted free cash flow measure from 15% to 10% and increased the weighting for individual performance goals from 20% to 25%, for each of the named executive officers. The adjustment provided the incoming President and Chief Executive Officer greater flexibility to incentivize and reward achievement of the qualitative goals he established for his executive team in the transition year of his leadership. The shift also recognized that certain of the 2009 individual performance goals assigned to the named executive officers might not impact the Company’s financial performance in the short-term, but were expected to benefit the Company and its stakeholders in the longer term. In addition, in a year in which the turbulence in the global financial markets and the broader uncertainty in many of the major global economies created a greater level of market uncertainty, increasing the weighting of the individual performance measure was designed to focus members of the executive team on achieving the individual goals over which they had a higher degree of control.

The adjusted revenue, adjusted EBITA, and adjusted free cash flow financial performance measures were calculated using pre-determined, constant foreign currency exchange rates that eliminated the positive or negative impact that occurs as a result of the normal market fluctuations of foreign currency exchange rates between two time periods. In addition, in calculating the Company’s financial performance measures, we deducted foreign currency transactional gain or loss. Foreign currency transactional gain or loss is the foreign exchange gain or loss in a measurement period that is associated with Euro-related and other non-U.S. dollar billings and the revaluation of inter-company loans and U.S. dollar and foreign currency bank balances. Measuring our business results by excluding the impact of changing foreign currency exchange rates and foreign currency transactional gain or loss facilitates more meaningful period-to-period comparisons of the results of our underlying business.

The impact of any acquisitions or dispositions that closed during the 2009 fiscal year were also excluded when calculating adjusted revenue, adjusted EBITA, and adjusted free cash flow. While the impact of acquisitions from prior years is considered when the financial performance measurements are established at the beginning of the measurement year, the impact of acquisitions occurring during the 2009 fiscal year were excluded due to the difficulty of predicting the potential financial impact of any such acquisitions at the time the financial measurements are initially established. In addition to adjustments related to foreign exchange and current year acquisitions, adjusted EBITA was also adjusted to exclude stock compensation costs; and the adjusted free cash flow measure was adjusted to exclude capital expenditures from net cash provided by operating activities.

Commencing with fiscal year 2009, certain accounts that were previously included in the determination of net cash provided by operating activities were excluded when we determined adjusted free cash flow. These accounts primarily consist of income taxes payable, excess tax benefit from stock compensation, deferred income taxes, amortization of discounts and premiums on marketable securities, interest receivable, deferred revenue, and other retirement accounts (i.e., pension and excess 401(k) for certain individuals). These accounts were excluded because they are either largely outside of the control of management or because forecasting the magnitude and timing of applicable cash inflows and outflows is subject to significant variability.

The adjusted revenue measure is intended to support our strategy of increasing revenue through organic growth and effective management of acquisitions closed in prior periods. Adjusted EBITA measures our operating profitability. The higher relative weighting of the adjusted EBITA measure supports our emphasis on the attainment of our operating profit goals. The role of the adjusted free cash flow measure (changed to a cash conversion measure commencing in 2010) is to focus attention on the amount of profit that is converted to free cash flow. The Committees believe that each of these metrics is important on a stand-alone basis in gauging performance and that the combination of these metrics will help drive our overall success.

The inclusion of the individual performance goals is intended to encourage our named executive officers to focus on initiatives that support our overall long-term strategy. Each named executive officer’s individual performance goals reflect his or her specific business role within our company. These individual goals, which are not assigned pre-determined weightings, were communicated to each of the named executive officers at the beginning of the performance period and primarily consisted of measures such as:

For Mr. D’Arcy: demonstration of leadership in his role as Chief Executive Officer; development of a longer term strategy for the Company including organizational restructuring in connection with such strategy; and achievement of certain financial goals established for the Company.

For Ms. Sampson: continuing the development of the Company’s tax strategy; ensuring that all financial filings to the SEC are completed on a timely and accurate basis; and providing support to the Audit Committee as required.

For Mr. King: continuing to integrate the Company’s infrastructure; improving delivery quality standards where appropriate; and achieving assigned goals within or under the capital expenditures budget for the year.

For Mr. Hepsworth: achievement of certain financial goals for the businesses for which he is responsible; integration of cross-divisional market facing teams; and execution on the Company’s longer term strategy.

For Mr. Williams: implementation of key initiatives such as integration of cross-divisional market facing teams and improvement of sales related processes; development of geographic growth strategies; achievement of certain financial goals for the businesses for which he is responsible.

With respect to the individual performance goals, once the Threshold level of performance for at least one of the financial performance measures (i.e., adjusted revenue, adjusted EBITA or adjusted free cash flow) is exceeded, the amount of the bonus opportunity payable based on individual performance can range from 0% to 25% of the total bonus opportunity, and will be determined by the Compensation Subcommittee in its sole discretion based on consideration of the executive’s individual performance against the executive’s assigned individual performance goals.

The Committees strive to set the Threshold, Target, Maximum and Stretch company performance goals at levels such that the relative likelihood of achievement remains consistent from year to year. With this in mind, potential payments under the 2009 Executive Bonus Plan were structured to provide significant payments to named executive officers for reaching or exceeding the Maximum performance goal with respect to a company performance measure, to provide smaller payments if performance exceeded the Threshold level of performance but did not meet the Target level, and to not provide payments if the Threshold performance goal with respect to a company performance measure was not exceeded. Company performance goals under the 2009 Executive Bonus Plan were based on the following principles:

•

Threshold performance goals for the adjusted revenue and adjusted EBITA financial measures were set at levels that reflected a meaningful improvement over actual results in fiscal year 2008. For adjusted free cash flow the performance goals were set at levels tied to meaningful improvements in adjusted free cash flow over actual fiscal year 2008 results. The Compensation Committee believed that the Threshold goals for all three financial measures were set at levels that were ambitious but within a range that would be reasonably attainable by our company.

•

Target performance goals were set at levels that corresponded to our fiscal year 2009 budget amounts for the adjusted revenue and adjusted EBITA financial measures. Target performance goals for adjusted free cash flow were set at levels tied to meaningful improvements in our adjusted free cash flow over our actual fiscal year 2008 results. The Compensation Committee believed that the Target level goals for all three financial measures were set at levels that were ambitious but within a range that would be reasonably attainable by our company.

•

Maximum performance goals for all three financial measures were set at levels that were higher than the budget for each of the financial measures. The Compensation Committee believed that the maximum performance goals were set at levels that were aggressive but within a range that would be achievable by our company provided company performance was at the highest end of the expected range.

•

Stretch performance goals for all three financial measures were set at levels beyond the maximum goals for each of the financial measures. The Compensation Committee set these goals at levels that represented extraordinary, outstanding performance.

Under the 2009 Executive Bonus Plan, the Threshold, Target, Maximum and Stretch company performance goals recommended by our Compensation Committee and approved by our Compensation Subcommittee were as follows (all amounts in the table are in thousands):

Performance Measure	Threshold	Target	Maximum	Stretch
Adjusted Revenue	$756.7	$772.2	$787.6	$791.5
Adjusted EBITA	$244.4	$253.3	$262.2	$264.7
Adjusted Free Cash Flow	$136.6	$142.3	$148.0	$150.1

Payments for performance between the Threshold and Target, Target and Maximum, and Maximum and Stretch levels of attainment are determined on a linear basis, based on actual performance. Under the 2009 Executive Bonus Plan, no bonus was payable with respect to a company performance measure if the Threshold level of performance for that measure was not exceeded.

2009 Bonus Decisions

In 2009, adjusted EBITA and adjusted revenue performance were below the Threshold goals. Notwithstanding that the Company’s free cash flow performance exceeded the Threshold goal, the Compensation Subcommittee made a determination to exercise its discretion such that no bonuses, whether based on company financial performance or individual performance, were paid. This was consistent across the Company, except as otherwise required by reason of employment contract or local law.

In connection with the 2009 bonus decisions, the Committees considered that the 2009 Executive Bonus Plan was intended to establish a direct correlation between the annual performance-based cash bonus paid to each of our named executive officers and our annual financial and operating performance. Consequently, in years of strong corporate performance, the executive bonus plan is designed to fund the payment of cash bonuses to reward those outcomes. The Committees considered the Company’s 2009 financial and operating performance, as well as the fact that a company–wide freeze on merit-based salary increases had been implemented as a means of containing cost during a challenging year. The Committees also took into consideration management’s recommendation that no bonuses be paid. In making this recommendation, management considered its responsibility for its establishment of the corporate budget and corporate performance metrics at the beginning of the fiscal 2009 year.

The annual performance-based cash bonus opportunity at the Target level was positioned to approximate the median of cash incentive bonuses for executives in comparable positions as reflected in peer company data and industry surveys. The total bonus opportunity under the 2009 Executive Bonus Plan for each of our named executive officers was as follows:

		2009 Executive Bonus Plan Opportunity (as a % of base salary on December 31, 2009)
Name	Threshold (Company Performance Measure is at or below Threshold)	Target (Company Performance Measures is at Target)	Maximum (Company Performance Measures is at Maximum)	Stretch (Company Performance Measure exceeds Maximum)
R. D’Arcy	0%	90%	150%	180%
C. Sampson	0%	40%	60%	80%
J. King	0%	66 2/3%	100%	140%
M. Hepsworth	0%	66 2/3%	100%	140%
C. Williams	0%	53 2/3%	80%	100%
S. Clark	0%	90%	150%	180%
A. Hajducky	0%	66 2/3%	100%	140%

Mr. Williams was promoted to the role of President, Institutional Sales on March 2, 2009. Upon his promotion his bonus opportunity was set at the levels described above to reflect the significant increase in his responsibilities. Internal pay equity considerations among the executive group were also considered. Ms. Sampson was appointed as interim Chief Financial Officer effective as of September 16, 2009. There was no adjustment to her bonus opportunity primarily because the appointment took place after management implemented significant cost-reduction actions, including the elimination of 2009 annual merit-based salary increases and substantial reductions to certain 2009 incentive bonus compensation programs. Commencing with fiscal year 2010, the bonus opportunity for each of Mr. D’Arcy, Ms. Sampson and Mr. Williams was increased to better reflect their current roles within the Company.

In exceptional cases, the Compensation Subcommittee, in its sole discretion, may make positive or negative adjustments to payouts to named executive officers, including the Chief Executive Officer, but as described above, no annual cash incentive payment may exceed the lesser of: (i) $3,000,000 or (ii) the amount established by the Adjusted Operating Income Formula discussed above for each named executive officer.

2010 Executive Bonus Program

At meetings held on February 25, 2010 our Compensation Committee recommended and our Compensation Subcommittee adopted the 2010 Executive Bonus Plan (the “2010 Bonus Plan”), which is adopted under our EIP, as last approved by stockholders in 2008. The Compensation Subcommittee also designated the executives that would participate in the 2010 Executive Bonus Plan and approved the bonus potential guidelines under the 2010 Bonus Plan for each of the participants.

The 2010 Bonus Plan maintains the same maximum annual cash incentive opportunity as was provided under the 2009 Executive Bonus Plan equal to the lesser of (i) $3,000,000 for each of the executive officers participating in the 2010 Bonus Plan (the maximum under the EIP) or (ii) 1.25% of the Company’s 2010 adjusted operating income for the Chief Executive Officer and 0.625% of the Company’s 2010 adjusted operating income for each of the other executive officers participating in the 2010 Bonus Plan (the “Adjusted Operating Income Formula”). Operating income will be adjusted to exclude the impact of foreign currency transactional gain or loss and the impact of any acquisitions or dispositions completed after January 31, 2010.

The Compensation Subcommittee will determine the actual cash bonuses, if any, paid to our executives participating in the 2010 Bonus Plan. The amount of any cash bonus will be calculated as a percentage of the executive’s 2010 base salary in effect on December 31, 2010 and based on the level of attainment of certain predetermined performance goals. There are four performance measures specified under the 2010 Bonus Plan: (i) adjusted revenue, (ii) adjusted EBITA, (iii) cash conversion percentage; and (iv) individual performance objectives. Under the 2010 Bonus Plan, the cash conversion percentage performance measure will replace the free cash flow measure used in the 2009 Bonus Plan. Cash conversion percentage is defined as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) minus capital expenditures, divided by adjusted EBITDA. The Compensation Subcommittee, in its sole discretion, may apply positive or negative adjustments to payouts to individual executives, including our Chief Executive Officer. In no instance, however, will such adjustments exceed the maximum annual cash incentive opportunity of the lesser of (i) $3,000,000 for each executive officer or (ii) the amount established by the Adjusted Operating Income Formula for each of the executive officers participating in the 2010 Bonus Plan.

Adjusted Revenue, adjusted EBITA, and adjusted EBITDA will be calculated using pre-determined, constant foreign currency exchange rates that eliminate the positive or negative impact that occurs as a result of market fluctuations of foreign currency exchange rates between two time periods. In addition, in calculating the Company financial performance measures, we will make adjustments to exclude the impact of foreign currency transactional gain or loss, the impact of any acquisitions or dispositions completed after January 31, 2010, stock compensation costs, expenses associated with the Company’s exploration of strategic alternatives, and unbudgeted pension expense as a result of updated actuarial valuations of pension plan assets. These expenses will be excluded because they are largely outside of the control of management. Measuring business results by excluding the impact of changing foreign currency exchange rates and foreign currency transactional gain or loss facilitates more meaningful period-to-period comparisons of the results of our underlying business. While the impact of acquisitions from prior years is considered when the financial performance measurements were established at the beginning of the measurement year, the impact of acquisitions occurring after January 31, 2010 will be excluded due to the difficulty of predicting the potential financial impact of any such acquisitions at the time the financial measurements are initially established at the beginning of the measurement year.

The weighting of the predetermined performance measures recommended by the Compensation Committee and adopted by the Compensation Subcommittee are as follows:

Performance Measure	Weighting of Performance Measures as a percent of bonus opportunity:
Adjusted Revenue	20%
Adjusted EBITA	40%
Cash Conversion Percentage	15%
Individual Performance Goals	25%

These performance measures and weightings were selected because, while each of the financial measures chosen is important on a stand-alone basis, the Committees believe that in the aggregate they help drive our overall success and support our key strategies, which include increasing revenue through organic growth and targeted acquisitions, attaining profit goals and focusing on the amount of profits converted to cash.

As described above, in adopting the 2010 Bonus Plan, the adjusted free cash flow measure that was used in our 2009 Executive Bonus Plan was replaced with a cash conversion percentage measure. The Committees also shifted 5% of the total performance opportunity from the adjusted revenue measure to the cash conversion percentage measure. The Committees viewed the current definition of free cash flow as unnecessarily complex and difficult for management to directly influence. The cash conversion measure was viewed as more meaningful in the context of measuring executive performance and more transparent in its calculation. To help ensure that the cash conversion percentage measure does not incentivize management to hold back on necessary capital expenditures, the Committees designated appropriate management of actual capital expenditures against budgeted capital expenditures as an individual performance metric for those executives who oversee actual capital expenditures. In addition, the shift of 5% of the total performance opportunity from the adjusted revenue measure to the cash conversion percentage measure is designed to make the cash conversion component more meaningful to help ensure that the appropriate incentives regarding cash generation are in place.

The individual performance goals that were communicated to each of the named executive officers at the beginning of the 2010 performance period are similar to the individual performance goals described under the 2009 Executive Bonus Program with the exception of Ms. Sampson. Ms. Sampson, who is currently serving as interim Chief Financial Officer, was given 2010 goals reflective of her interim Chief Financial Officer role, such as facilitating the execution of our business strategy by the business unit leaders worldwide.

The bonus opportunity pursuant to the guidelines set forth in the 2010 Bonus Plan for our named executive officers are as follows:

	2010 Executive Bonus Plan Opportunity (as a % of base salary on December 31, 2010)
Name	Threshold (Company Performance Measure is at Threshold)	Target (Company Performance Measures is at Target)	Maximum (Company Performance Measures is at Maximum)	Stretch (Company Performance Measure exceeds Maximum)
R. D’Arcy	25%	100%	150%	200%
C. Sampson	13.33%	53.33%	80%	106.66%
J. King	16.67%	66.67%	100%	133.34%
M. Hepsworth	16.67%	66.67%	100%	133.34%
C. Williams	16.67%	66.67%	100%	133.34%

No payment will be made with respect to any company performance measure if the Company fails to meet or exceed the Threshold level for such company performance measures. However, failure to meet or exceed the Threshold performance level for one of the three company performance measures will not affect a participant’s ability to receive a percentage of his or her bonus opportunity based upon the Company’s financial results meeting or exceeding either of the other two company performance measure. Payments for company performance between the Threshold, Target, Maximum and Stretch levels are determined on a linear basis, based on the actual company performance level achieved.

In adopting the 2010 Bonus Plan, the Committees made a determination to adjust the payment terms of the plan as compared to the 2009 Bonus Plan. Under the 2010 Bonus Plan, there will be funding of the plan at 25% of the total bonus opportunity for participants provided that each of the Company performance measures is at or above at the Threshold level. This change was made based on the advice of FW Cook who shared with the Committees that providing for a minimum level of funding for company performance at the Threshold level was a common feature of performance based incentive plans. Under these circumstances, however, the Committees retain the ability to exercise negative discretion and authorize bonus payments of less than 25% of the bonus opportunity.

The portion of the 2010 Bonus Plan related to individual performance goals will be funded based on the actual company performance level achieved (applying a weighted average of the three company financial measures funding levels achieved). The amount of bonus, if any, paid to a named executive officer in connection with achievement of the named executive officer’s individual performance goals will be determined in the sole discretion of the Compensation Subcommittee and will not exceed 25% of the named executive officer’s total bonus opportunity. No payment for individual performance objectives will be made unless at least one of the company performance measures is met at or above the Threshold level.

Notwithstanding the level of attainment of any of the specified company performance goals or the assigned individual performance measures, actual bonus payments under the 2010 Bonus Plan may be increased or decreased by the Compensation Subcommittee in its sole discretion, provided that no such increase will exceed the lesser of (i) $3,000,000 or (ii) the amount established by the Adjusted Operating Income Formula for each of the named executive officers (including the Chief Executive Officer).

Under the 2010 Bonus Plan, the Target level adjusted revenue performance measure recommended by our Compensation Committee and approved by our Compensation Subcommittee was derived from a revenue number that is within the range of the Company’s expected 2010 revenue performance as disclosed by the Company as part of its outlook for 2010 (set forth in the Company’s fourth quarter and full year 2009 earnings release).

Long Term Equity Incentive Compensation

General

We include an equity component as part of our compensation package because we believe that equity-based compensation aligns the long-term interests of our named executive officers with those of stockholders. In 2009, our stockholders approved the 2009 Long Term Incentive Plan, which provides us with the ability to make equity-based awards in various forms, including stock options and stock units. Since 2005, we have awarded our named executive officers both stock options and restricted stock units, or RSUs.

2009 Long Term Incentive Plan Equity Awards

The Committees evaluate and establish aggregate equity awards by considering a combination of survey and benchmark company data provided by FW Cook, as well as a review of the named executive officer’s performance during the year and the named executive officer’s role in achieving our long term goals and prior awards granted. Except with respect to requirements under our Executive Equity Ownership Policy, the Committees do not consider a named executive officer’s stock holdings when determining awards. We strive to issue awards that represent an aggregate value that the Compensation Committee determines to be appropriate based on the considerations described in this paragraph.

On March 2, 2009, in conjunction with the senior management transition, Mr. Clark was granted 61,844 RSUs and Mr. D’Arcy was granted 55,071 RSUs. These equity awards are generally subject to the standard terms applicable to RSU awards granted to executive officers, except that both Mr. Clark and Mr. D’Arcy are subject to two-year non-compete covenants and Mr. Clark’s equity grant vested in full on the date of his retirement from the Company. In addition, as of the date of Mr. Clark’s retirement, the vesting of all of his outstanding equity awards accelerated in full and the post-termination exercise period of his outstanding stock options was extended from 90 days to two years following his retirement. Mr. Clark was issued this equity grant for the following reasons. Mr. Clark announced in May 2008 his desire to retire sometime in 2009. He did not specify a specific date as he wanted to allow for a smooth transition of leadership. Because it was not clear when his retirement would take effect, at the time of the July 2008 company-wide regular annual equity grant, Mr. Clark was not granted an equity award. Mr. Clark did not fully retire until July 2009, more than a year following his May 2008 announcement. Mr. Clark’s March 2009 equity grant recognized that Mr. Clark did not receive a July 2008 equity grant. The award also was intended to reward Mr. Clark for his instrumental role in overseeing a smooth transitioning of his role as Chief Executive Officer to Mr. D’Arcy (including his service to the Company for a period of more than a year beyond his initial announcement of his desire to retire). With regard to the amendment of the terms of Mr. Clark’s outstanding equity and option awards, the changes were based in part on FW Cook’s advice indicating that post-termination exercise periods in the event of retirement are typically set on a period longer than 90 days and typically are not less than one year. Mr. Clark’s option awards were amended to extend the post-termination exercise period to two years, taking FW Cook’s recommendation into consideration as well as consideration of the potential impact of a shorter exercise period on the Company’s public float in light of the equity position held by Mr. Clark at the time of his retirement. Mr. Clark and Mr. D’Arcy were not granted additional RSUs in July 2009 when the Company-wide annual equity grants were made.

In 2009, for named executive officers (other than Messrs. D’Arcy and Clark as described above) we continued the practice, first adopted in 2005, of granting all annual equity awards coincident with our July Board of Directors meeting. At that time, we also granted awards to selected non-executive employees. Fifty percent of the award value was delivered in stock options and fifty percent of the award value was delivered in RSUs. This weighting is similar to the weighting of stock options and RSUs for named executive officers in 2008, and provides long-term incentive and retention value. The July effective date of these awards was selected primarily as a result of administrative convenience and to provide a consistent schedule of awards without regard to the timing of the release of material information. RSU and stock option grant dates are set as the date of approval by the Compensation Subcommittee (or a date that is no more than a few days following approval by the Compensation Subcommittee if for administrative reasons establishing the date of approval as the grant date is not practicable). Our policy is to set the exercise price for stock options at the closing price of our stock on the grant date.

In July 2009, the value of equity awards issued to our named executive officers excluding Mr. Clark and Mr. D’Arcy was approximately the same value as the 2008 equity awards. The Compensation Committee reviewed the total number of equity awards to be granted in 2009, taking into account the impact on overall share dilution, the total value of all equity granted as well as the accounting charges associated with the options under FAS 123(R) (now known as FASB Accounting Standard Codification Topic 718). The Compensation Subcommittee approved the equity awards granted to each named executive officer in 2009. The primary factors taken into account when approving the level of grant to each named executive officer included:

•	peer company group and survey information presented by FW Cook;

•	the relative scope and significance of the named executive officer’s overall responsibilities and duties (including, without limitation, and as applicable, total revenue responsibility);

•	with respect to the non-CEO named executive officers, the recommendations of the Chief Executive Officer; and

•	with respect to the Chief Executive Officer, input from the Chairman of our Board of Directors.

When added to 2009 base salary and 2009 cash bonus opportunity at Target level of performance for all goals (Company and individual), equity awards granted in 2009 resulted in 2009 overall compensation for named executive officers being between the 25th percentile and the median of the relevant peer and survey data for comparable positions (as adjusted as described above on page 22 under the heading “Our Use of Benchmarking and Survey Data”).

Terms of 2009 Stock Option and Restricted Stock Unit Awards

Our 2009 Long Term Incentive Plan provides the Committees with the broad discretion to set the terms and conditions of our equity awards. Each year, the Committees review the terms of the equity awards to be granted, taking into consideration external market trends, historical award terms, regulatory matters and accounting consequences. In July 2009, the Compensation Committee and the Compensation Subcommittee determined that it would issue stock options and RSUs with terms that were substantially similar to awards granted in prior years.

Details of awards of stock options and RSUs issued in 2009 under our 2009 Long-Term Incentive Plan to our named executive officers are set forth in the “Grants of Plan-Based Awards Table” on page 42 of this proxy statement.

Executive Equity Ownership Policy

In 2003, we implemented an executive equity ownership policy to encourage our named executive officers to maintain equity interests in our company. Under this policy, named executive officers are expected to hold a pre-defined level of equity relative to their compensation level, as set by the Compensation Committee, and are required to attain the prescribed level of ownership five years from when they became subject to the policy. If their ownership requirement increases, as it did for Mr. D’Arcy when he became President and Chief Executive Officer, they have five years from the time of the change to attain the new level of ownership. The Compensation Committee reviews our executive equity ownership policy regularly to confirm that it is adequately encouraging share ownership and remains consistent with current market practice.

Until the targeted share ownership level is attained, executives are prohibited from selling shares that were acquired after they became subject to the policy through the exercise of an option, participation in our Employee Stock Purchase Plan or the grant or settlement of any stock-based awards (including deferred or restricted stock units), other than sales to satisfy any tax obligations attributable to an award. The Board of Directors may make hardship exceptions to the ownership policy to allow for the sale of shares on a case-by-case basis. If the targeted share ownership level is not reached within the prescribed time frame or the level of ownership drops below the targeted level, the named executive officer will be ineligible for future awards under our 2009 Long Term Incentive Plan until the targeted ownership level is attained and maintained.

As of December 31, 2009, each of the named executive officers who are subject to the Executive Equity Ownership Policy, other than Mr. Williams, who became subject to the policy in 2009, had met the applicable named executive officer’s required ownership target. Ms. Sampson is not subject to the Executive Equity Ownership Policy in her role as interim Chief Financial Officer.Targeted ownership levels for our named executive officers are summarized in the table below:

Name	Ownership Target	Share Equivalent	Shares Credited toward Ownership Target as of January 31, 2010[1]
Mr. D’Arcy[2]	4x base salary	87,195 shares	127,799 shares
Mr. King	2x base salary	30,952 shares	64,522 shares
Mr. Hepsworth	1.5x base salary	20,290 shares	43,563 shares
Mr. Williams[3]	1.5x base salary	20,363 shares	12,498 shares

(1)	The shares credited toward ownership target include (i) shares of Interactive Data Corporation’s common stock held as a result of purchases on the open market, (ii) shares of Interactive Data Corporation’s common stock held as a result of the exercise of stock options, (iii) shares underlying Interactive Data Corporation deferred or restricted stock units (whether vested or unvested), and (iv) shares of Interactive Data Corporation’s common stock held as a result of purchases made through Interactive Data Corporation’s Employee Stock Purchase Plan.
(2)	Effective March 2, 2009, concurrent with his assumption of the President and Chief Executive Officer positions, Mr. D’Arcy’s ownership target increased to 4x base salary. He will be required to attain that level of ownership by the fifth anniversary of the effectiveness of the new ownership target (March 2, 2014). Mr. D’Arcy had met his revised required ownership target.
(3)	Effective March 2, 2009, concurrent with his assumption of the President of institutional sales position, Mr. Williams became subject to the Executive Equity Ownership Policy with a target of 1.5x base salary. He is required to attain that level of ownership by the fifth anniversary of the effectiveness of the ownership target (March 2, 2014).

Pearson Equity Awards

Ms. Sampson and Mr. Williams have legacy equity awards under various Pearson programs. Prior to the merger of Data Broadcasting Corporation (now known as Interactive Data Corporation) with Interactive Data

Corporation (now known as Interactive Data Pricing and Reference Data) in 2000, Interactive Data was an indirect wholly-owned subsidiary of Pearson, and Ms. Sampson and Mr. Williams were employees of Interactive Data. The outstanding awards under the Pearson programs held by these named executive officers were generally made prior to 2001 under the standard compensation arrangements in place for Pearson executives at that time. Pearson equity awards are not considered in determining our compensation and, since the merger, we have not borne any of the expenses related to these Pearson equity plan awards. Outstanding Pearson options held by Messrs. Clark, D’Arcy and King expired on June 8, 2009, pursuant to the terms of the award agreements.

Details of these awards and their terms are outlined in the narrative description following the “Grants of Plan-Based Awards Table” of this proxy statement and in the “Outstanding Equity Awards at Fiscal Year-End Table” of this proxy statement. Amounts paid by Pearson are generally denominated in British Pounds Sterling (£). For purposes of this proxy statement, we converted these amounts into U.S. Dollars using exchange rates in effect as of the applicable conversion date as quoted by our RemotePlusSM service.

Benefits

The cash and equity compensation components of pay are supplemented by various benefit plans that provide health, life, accident, disability and retirement benefits, as well as severance benefits, most of which are the same as the benefits provided to all of our U.S. based employees. However, in order to attract and retain key talent and to enable our named executive officers to receive retirement benefits based on their full salary without being limited by contribution caps imposed by the Internal Revenue Service, the named executive officers (other than Mr. Hepsworth, who participates in separate expatriate arrangements outlined in the “Pension Benefits Table” of this proxy statement and the narrative description following the table) are eligible for supplemental retirement benefits solely to overcome these limits.

Retirement Benefits

Defined Benefit Pension Plan, Supplemental Retirement Plan and Pearson Group Pension Plan

We do not currently provide defined benefit pension plan benefits for our employees, including our named executive officers. However, certain of our long service employees remain eligible to participate in or receive benefits under the Pearson, Inc. Pension Equity Plan, or PEP, and the Pearson, Inc. Supplemental Executive Retirement Plan, or SERP, which were frozen as of December 31, 2001.

Messrs. D’Arcy, King and Williams and Ms. Sampson all participate in the PEP and the SERP. Despite the plans being frozen, the accrued benefit under these plans is credited with earnings annually.

Details of the benefits available under these arrangements, and the material terms of the PEP, the SERP and the Pearson Group Pension Plan, are outlined in the “Pension Benefits Table” of this proxy statement and the narrative description following the table.

Pearson 401(k) Retirement Plan & Pearson 401(k) Excess Plan

All of our U.S.-based employees, including our named executive officers (other than Mr. Hepsworth), are also eligible to participate in the Pearson 401(k) Retirement Plan, a qualified 401(k) plan, on the same terms and conditions as all other employees. Certain U.S.-based senior executives, including our named executive officers (other than Mr. Hepsworth and Ms. Sampson), are also eligible to participate in the unfunded Pearson 401(k) Excess Benefit Plan (“401(k) Excess Plan”), which enables participants whose salaries exceed the statutory limits under the 401(k) Plan to make additional contributions and receive employer contributions. We believe that these plans provide a competitive retirement savings package that enables us to attract and retain senior level talent.

Details of the accrued benefits available under the 401(k) Excess Plan are outlined in the “Nonqualified Deferred Compensation Table” of this proxy statement. Details of the material terms of both the 401(k) Plan and the 401(k) Excess Plan are outlined in the narrative that follows the “Nonqualified Deferred Compensation Table.”

Perquisites

Generally, we do not have a practice of providing our named executive officers with perquisites. Mr. Clark’s $10,000 annual automobile allowance was eliminated upon his retirement. Mr. Hepsworth receives certain expatriate benefits and perquisites under the terms of his employment arrangements, as described below under the heading “Employment Agreements.” Such expatriate benefits and perquisites are intended to place Mr. Hepsworth in the same economic position in the U.S. as he would have been in the U.K.

Severance Benefits

We believe that it is important, for recruiting and retention, to provide our employees, including our named executive officers, with temporary income to help minimize financial stress in the event of job loss. As a result, and unless such termination was for cause, we provide severance pay and benefits continuation to all employees to help bridge the time until they secure new employment.

Our severance plan provides our executives (including our named executive officers other than Mr. Hepsworth) with severance benefits of 2 weeks of salary per year of service upon a termination without cause, with a minimum benefit level of 26 weeks. We provide a larger minimum level of benefit to our executives in recognition that job opportunities at the executive level are more limited and, therefore, it will typically take longer for a named executive officer to secure new employment. Our named executive officers other than Mr. Hepsworth are eligible to continue to participate in our medical, dental and life insurance plans under the same terms as active employees, and are also eligible to receive certain outplacement benefits. Mr. Hepsworth’s severance benefits are described below under the heading “Employment Agreements”.

Employment, Severance and Change in Control Arrangements

We entered into a letter agreement with Mr. Hajducky when he commenced his employment with the Company in June 2006. The agreement provided Mr. Hajducky with a minimum level of severance benefits under our severance plan upon his termination of employment. On September 15, 2009, in connection with his departure from the Company, we entered into a separation agreement with Mr. Hajducky, which superseded the term of the June 2006 letter agreement. Under the terms of the September 2009 separation agreement, Mr. Hajducky received severance in the amount equal to one year (52 weeks) of his current annual base salary which equated to the aggregate gross amount of $362,000.

In addition, we entered into an employment agreement with Mr. Hepsworth in connection with his secondment to the United States. The arrangement primarily specifies the benefits Mr. Hepsworth will receive as an expatriate. We believe that Mr. Hepsworth’s overall compensation arrangement is appropriate in light of the competitive nature of the recruiting process for executives and comparative expatriate benefits provided to similar-level employees. Assurances around how repatriation, should it occur, will be handled provide a level of security to Mr. Hepsworth and his family. Mr. Hepsworth’s housing allowance provides Mr. Hepsworth with flexibility in connection with any residential properties he owns in the United Kingdom. His car allowance reflects the fact that his compensation in the U.K. included, as is standard, a car allowance, and his assignment in a suburban location of the United States requires automobile transportation. The provision of school tuition fees reflects the need of Mr. Hepsworth’s children to continue in an education system closely resembling that of his children’s education system in the U.K. The provision of tax services is designed to help Mr. Hepsworth with the consequences of being subject to multiple tax jurisdictions as a result of his U.S. assignment.

The terms of the agreements with Messrs. Hajducky and Hepsworth are further described on page 43 under the heading “Employment Agreements.” Information regarding potential payments to our named executive officers upon termination or a change-in-control is set forth beginning on page 54 under the heading “Potential Payments Upon Termination or Change-in-Control.”

Tax and Accounting Considerations

The financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Committees when they are analyzing the overall level of compensation and the mix of compensation. Overall, the Committees seek to balance the objective of ensuring an effective compensation package for the named executive officers with the need to maximize the deductibility of compensation, while ensuring an appropriate (and transparent) impact on reported earnings and other closely monitored financial measures.

Section 162(m) of the U.S. Internal Revenue Code generally disallows a tax deduction to a publicly traded company for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and its three most highly compensated executive officers (other than the Chief Financial Officer). Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Compensation Subcommittee reviews the potential effects of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Subcommittee believes such payments are appropriate, after taking into consideration changing business conditions and the performance of our executive officers. The Compensation Subcommittee believes that tax deductibility is an important consideration in determining compensation for the executive officers; however, it retains the flexibility to pay compensation to senior executives based on other considerations.

In 2009, we did not incur non-deductible amounts under Section 162(m). The Compensation Subcommittee intends to have all bonus payments under the 2010 Executive Bonus Plan comply with the performance-based compensation exemption under Section 162(m) to provide a greater likelihood of deductibility of the bonus payments.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2009 with management. Based on the review and discussion, the compensation committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Philip J. Hoffman, Chairman

Donald P. Greenberg

Myra R. Drucker

SUMMARY COMPENSATION TABLE(1)

The following table sets forth the compensation during the fiscal years ended December 31, 2009, 2008 and 2007 to our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and our former Chief Executive Officer and Chief Financial Officer. All of these individuals are collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(6)(7)(8)	Option Awards ($)(9)	Non-Equity Incentive Plan Compensation ($)(10)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(11)		All Other Compensation ($)(15)(1 6)(17)	Total ($)
Raymond L. D’Arcy(2)	2009	$456,667	$1,199,997	—	—	$14,192		$42,862	$1,713,718
President and Chief Executive Officer	2008	$358,750	$236,930	$195,785	$286,238	$3,824		$61,852	$1,143,379
	2007	$335,500	$262,040	$218,239	$298,282	$3,807		$39,205	$1,157,073

Christine A. Sampson(3)	2009	$222,660	$25,088	$25,288	—	$7,238		$16,445	$296,719
Interim Chief Financial Officer and Chief Accounting Officer

John L. King	2009	$354,000	$163,307	$164,333	—	$13,929		$45,967	$741,536
Chief Operating Officer	2008	$352,250	$199,520	$167,815	$265,222	$4,823		$44,977	$1,034,607
	2007	$344,500	$258,115	$218,239	$269,723	$4,773		$43,171	$1,138,521

Mark Hepsworth	2009	$350,000	$175,851	$176,989	—	$184,835	(1 2 )	$220,495	$1,108,170
President, Institutional Business	2008	$343,750	$236,930	$195,785	$269,225	$24,087	(1 3 )	$252,539	$1,322,316
	2007	$321,250	$258,115	$218,239	$228,085	$66,056	(1 4 )	$260,049	$1,351,794

Cort J. Williams	2009	$291,334	$100,470	$101,126	—	$10,975		$29,281	$533,186
President, Institutional Sales

Stuart J. Clark(4)	2009	$331,923	$1,676,452	$536,000	—	—		$63,867	$2,608,242
Former Chief Executive Officer and President	2008	$591,750	—	—	$697,414	—	(1 3 )	$72,112	$1,361,276
	2007	$561,500	$669,371	$562,130	$725,250	$428,366	(1 4 )	$58,421	$3,005,038

Andrew J. Hajducky III(5)	2009	$256,417	$50,293	$50,575	—	—		$394,777	$752,062
Former Chief Financial Officer, Executive Vice President and Treasurer	2008	$362,000	$199,520	$167,815	$254,925	—		$37,363	$1,021,623
	2007	$359,000	$217,360	$198,399	$281,383	—		$32,447	$1,088,589

(1)	All annual cash bonuses paid to our named executive officers are reflected in the non-equity incentive plan compensation column of this table.
(2)	On March 2, 2009, Mr. D’Arcy was appointed as our President and Chief Executive Officer.
(3)	Effective as of September 16, 2009, Ms. Sampson was appointed as our interim Chief Financial Officer. Ms. Sampson is being paid a monthly amount of $8,333.33 for as long as she continues to serve in the role of interim Chief Financial Officer. Ms. Sampson’s salary includes $29,444 attributable to this additional monthly amount.
(4)	Mr. Clark served as our President and Chief Executive Officer until March 2, 2009.
(5)	Mr. Hajducky served as our Chief Financial Officer until September 15, 2009. At the time of Mr. Hajducky’s resignation, all options and stock awards granted to him in 2009 that were unvested as of the date of his resignation were forfeited pursuant to the terms of the awards.
(6)	For 2009, this column represents the full aggregate grant date fair value of stock awards granted during the year, with 2009 dividend equivalents (March 31, June 29, September 29 and December 30) specifically excluded as such amounts were factored into the grant date fair value of the underlying RSU awards. With regard to Mr. Clark, stock awards and awards of RSUs granted as dividend equivalents to Mr. Clark in 2009 vested as of his retirement date, July 20, 2009, pursuant to the term sheet executed with Mr. Clark in connection with his retirement. With regard to Mr. Clark, this column includes the incremental fair value associated with the modification of his stock awards in connection with his retirement. Note 7, “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 sets forth the relevant assumptions we used to determine the valuation of our stock awards.
(7)	For 2008, this column represents the full aggregate grant date fair value of stock awards granted during the year, with 2008 dividend equivalents (January 24, March 31, June 27, September 26 and December 10) specifically excluded as such amounts were factored into the grant date fair value of the underlying RSU and DSU awards. Note 7, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 sets forth the relevant assumptions we used to determine the valuation of our stock awards.

(8)	For 2007, this column represents the full aggregate grant date fair value of stock awards granted during the year, with 2007 dividend equivalents (March 30, June 27, September 26 and December 20) specifically excluded as such amounts were factored into the grant date fair value of the underlying RSU and DSU awards. The amounts included in the table below do not correspond to the value that will actually be recognized by the named executive officers. We do not reimburse Pearson for any costs relating to the stock awards it has granted to our named executive officers.

Name	Expense Related to Interactive Data Stock Awards(a)	Expense Related to Pearson Stock Awards(b)	Total
Raymond L. D’Arcy	$258,115	$3,925	$262,040
John L. King	$258,115	—	$258,115
Mark Hepsworth	$258,115	—	$258,115
Stuart J. Clark	$652,080	$17,291	$669,371
Andrew J. Hajducky III	$217,360	—	$217,360

(a)	Note 7, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 sets forth the relevant assumptions we used to determine the valuation of our stock awards.
(b)	The $17,291 value related to the grant of 990 Pearson ordinary shares to Mr. Clark was originally calculated in pounds sterling and was converted into U.S. dollars based on the exchange rate of £1 = $1.97238, the exchange rate on April 3, 2007, the date of grant. The $3,925 value related to the grant of 228 Pearson ordinary shares to Mr. D’Arcy was originally calculated in pounds sterling and was converted into U.S. dollars based on the exchange rate of £1 = $1.99841, the exchange rate on April 27, 2007, the date of grant. The calculation related to Mr. Clark’s and Mr. D’Arcy’s April 2007 grants are based on the closing price of a Pearson ordinary share on the date of grant.
(9)	For 2009, 2008 and 2007, this column represents the full aggregate grant date fair value of option awards granted in each year. With regard to Mr. Clark, for 2009, this column includes the incremental fair value associated with the modification of his option awards in connection with his retirement. Note 7, “Stock Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 sets forth the relevant assumptions we used to determine the valuation of our stock awards.
(10)	All compensation earned in 2008 and 2007 under our non-equity incentive plan was paid in March 2009 and March 2008 respectively. No bonuses were paid under the 2009 executive bonus plan.
(11)	All amounts reported in this column represent the aggregate change in the actuarial present value of the named executive officer’s benefits under the Pearson Group Pension Plan, the Pearson, Inc. Pension Plan and the Pearson, Inc. Supplemental Executive Retirement Plan, as applicable. No named executive officer received preferential or above-market earnings on deferred compensation during fiscal year 2009, 2008 or 2007.
(12)	The change in pension value for Mr. Hepsworth was originally calculated in pounds sterling and was converted into U.S. dollars based on an exchange rate of £1 = $1.5664, which was the average exchange rate for the year ending December 31, 2009.
(13)	For 2008, no value is shown for Mr. Clark because the actuarial present value of his accumulated pension benefit declined by $400,207. The changes in pension value for Messrs. Clark and Hepsworth were originally calculated in pounds sterling and were converted into U.S. dollars based on an exchange rate of £1 = $ 1.85281, which was the average exchange rate for the year ending December 31, 2008.
(14)	The changes in pension value for Messrs. Clark and Hepsworth were originally calculated in pounds sterling and were converted into U.S. dollars based on an exchange rate of £1 = $2.00171, which was the average exchange rate for the year ending December 31, 2007.
(15)	The table below shows the components of this column for 2009, which include our contributions under the Pearson 401(k) Retirement Plan and Pearson 401(k) Excess Plan and perquisites. 2008 dividend equivalents are excluded from “All Other Compensation” as such amounts were factored into the grant date fair value of the underlying RSU and DSU awards.

Name	Pearson Retirement Plan Contribution	Pearson 401(k) Excess Plan Contribution	Perquisites		Severance Payment	Total-All Other Compensation
Raymond L. D’Arcy	$16,537	$26,325				$42,862
Christine A. Sampson	$16,445	—				$16,445
John L. King	$16,144	$29,823				$45,967
Mark Hepsworth	—	—	$220,495	(a)		$220,495
Cort J. Williams	$15,087	$14,194				$29,281
Stuart J. Clark	$13,862	$35,896	$14,109	(b)		$63,867
Andrew J. Hajducky III	$13,862	$18,915			$362,000	$394,777

(a)	Includes (i) a $7,200 automobile allowance, (ii) $7,907 travel allowance, (iii) $42,918 in private school fees for Mr. Hepsworth’s children, (iv) $72,000 housing allowance, and (v) $526 for tax services. This amount also includes an additional $89,944 “gross up payment” to cover the federal and state taxes due on these allowances and reimbursements.
(b)	Includes (i) a $5,417 automobile allowance, (ii) a $7,160 payment made to Goodwin Procter LLC for legal services rendered in connection with Mr. Clark’s Rule 10b5-1 Trading Plan, and (iii) $1,532 for the fair market value of Mr. Clark’s laptop computer which he retained upon his retirement.
(16)	The table below shows the components of this column for 2008, which include our contributions under the Pearson 401(k) Retirement Plan and Pearson 401(k) Excess Plan and perquisites. 2007 dividend equivalents are excluded from “All Other Compensation” as such amounts were factored into the grant date fair value of the underlying RSU and DSU awards.

Name	Pearson Retirement Plan Contribution	Pearson 401(k) Excess Plan Contribution	Perquisites		Total-All Other Compensation
Stuart J. Clark	$10,720	$40,327	$21,065	(a)	$72,112
Andrew J. Hajducky III	$10,407	$26,956	—		$37,363
Raymond L. D’Arcy	$15,525	$33,617	$12,710	(b)	$61,852
John L. King	$12,233	$32,744	—		$44,977
Mark Hepsworth	—	—	$252,539	(c)	$252,539

(a)	Includes a $10,000 automobile allowance and $8,018 for the incremental value of the attendance of Mr. Clark’s wife at the Presidents Club. This amount also includes an additional $3,047 “gross up payment” to cover the federal and state taxes due on this reimbursement.
(b)	Includes $9,210 for the incremental value of the attendance of Mr. D’Arcy’s wife at the Presidents Club. This amount also includes an additional $3,500 “gross up payment” to cover the federal and state taxes due on this reimbursement.
(c)	Includes (i) a $7,200 automobile allowance, (ii) $16,823 travel allowance, (iii) $49,000 in private school fees for Mr. Hepsworth’s children, (iv) $72,000 housing allowance, and (v) $8,005 for the incremental value of the attendance of Mr. Hepsworth’s wife at the Presidents Club. This amount also includes an additional $99,511 “gross up payment” to cover the federal and state taxes due on these allowances and reimbursements.
(17)	The table below shows the components of this column for 2007, which include our contributions under the Pearson 401(k) Retirement Plan and Pearson 401(k) Excess Plan and perquisites. Values relating to the 2007 Pearson Retirement Plan Contribution and 2007 Pearson 401(k) Excess Plan Contribution have been adjusted over amounts reported in our 2008 proxy statement to reflect the correction of an error that was subsequently identified. The adjustments were not material. 2007 dividend equivalents are excluded from “All Other Compensation” as such amounts were factored into the grant date fair value of the underlying RSU and DSU awards.

Name	Pearson Retirement Plan Contribution	Pearson 401(k) Excess Plan Contribution	Perquisites		Total-All Other Compensation
Stuart J. Clark	$12,983	$30,188	$15,250	(a)	$58,421
Andrew J. Hajducky III	$12,381	$20,066	—		$32,447
Raymond L. D’Arcy	$15,638	$23,567	—		$39,205
John L. King	$13,618	$29,553	—		$43,171
Mark Hepsworth	—	—	$260,050	(b)	$260,050

(a)	Includes a $10,000 automobile allowance and a $5,250 payment made to KPMG to acquire an enhanced protection certificate for his Pearson Group Pension Plan.
(b)	Includes (i) $4,972 for tax services, (ii) a $7,200 automobile allowance, (iii) a $72,000 housing allowance, (iv) a $13,886 travel allowance, and (v) $54,000 in private school fees for Mr. Hepsworth’s children (which includes a $4,000 payment made in 2007 for a 2006 invoice). This amount also includes an additional $107,992 “gross-up payment” to cover the federal and state taxes due on these allowances and reimbursements.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth a summary of all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2009.

Name	Grant Date		Date on which Board Took Action(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)	Stretch ($)
Raymond L. D’Arcy	—		—	$0	$427,500	$712,500	$855,000	—						—
	3/2/2009	(8)	—					55,071	(3)					$1,199,997
	3/31/2009		12/4/2008					670	(3)					$16,656
	6/29/2009		5/20/2009					726	(3)					$16,763
	9/29/2009		7/13/2009					581	(3)					$15,147
	12/30/2009		10/1/2009					595	(3)					$15,244

John L. King	—		—	$0	$236,012	$354,000	$495,600	—						—
	3/31/2009		12/4/2008					215	(3)					$5,345
	6/29/2009		5/20/2009					233	(3)					$5,380
	7/14/2009		—					7,030	(4)					$163,307
	7/14/2009		—							33,435	(4)	$23.23		$164,333
	9/29/2009		7/13/2009					193	(5)					$5,032
	12/30/2009		10/1/2009					198	(5)					$5,073

Mark Hepsworth	—		—	$0	$233,345	$350,000	$490,000	—						—
	3/31/2009		12/4/2008					245	(3)					$6,091
	6/29/2009		5/20/2009					265	(3)					$6,119
	7/14/2009		—					7,570	(4)					$175,851
	7/14/2009		—							36,010	(4)	$23.23		$176,989
	9/29/2009		7/13/2009					210	(5)					$5,475
	12/30/2009		10/1/2009					214	(5)					$5,483

Christine A. Sampson	—		—	$0	$77,286	$115,929	—	—						—
	3/31/2009		12/4/2008					46	(3)					$1,144
	6/29/2009		5/20/2009					50	(3)					$1,155
	7/14/2009		—					1,080	(4)					$25,088
	7/14/2009		—							5,145	(4)	$23.23		$25,288
	9/29/2009		7/13/2009					34	(5)					$886
	12/30/2009		10/1/2009					34	(5)					$871

Cort J. Williams	—		—	$0	$157,758	$236,653	$295,816	—						—
	3/31/2009		12/4/2008					46	(3)					$1,144
	6/29/2009		5/20/2009					50	(3)					$1,155
	7/14/2009		—					4,325	(4)					$100,470
	7/14/2009		—							20,575	(4)	$23.23		$101,126
	9/29/2009		7/13/2009					60	(5)					$1,564
	12/30/2009		10/1/2009					62	(5)					$1,588

Stuart J. Clark(6)	—		—	$0	$135,000	$225,000	$270,000	—						—
	3/2/2009	(9)	—					61,884	(3)					$1,348,452
	3/2/2009	(10)	—					52,588						$328,000
	3/2/2009	(11)	—							1,100,000		—	(12)	$536,000
	3/31/2009		12/4/2008					919	(3)					$22,846
	6/29/2009		5/20/2009					998	(3)					$23,044

Andrew J. Hajducky III(7)	—		—	$0	$241,345	$362,000	$506,800	—						—
	3/31/2009		12/4/2008					220	(3)					$5,469
	6/29/2009		5/20/2009					143	(3)					$3,302
	7/14/2009		—					2,165	(4)					$50,293
	7/14/2009		—							10,290	(4)	$23.23		$50,575
	9/29/2009		7/13/2009					144	(5)(13)					$3,754

(1)	On each of December 4, 2008, May 20, 2009, July 13, 2009 and October 1, 2009, our Board of Directors declared a dividend of $0.20 per share of common stock, payable to stockholders of record as of March 2, 2009, June 8, 2009, September 8, 2009 and December 8, 2009, respectively. These dividends were paid on March 31, 2009, June 29, 2009, September 29, 2009 and December 30, 2009, respectively. The RSUs granted to the named executive officers were awarded as a dividend equivalent with respect to all outstanding RSUs in connection with the dividend payment. The new RSUs are subject to the same terms and conditions as the underlying awards issued to the named executive officers.

(2)	The amounts shown represent the range of annual cash incentive opportunities for each named executive officer under our 2009 Executive Bonus Plan. The plan is described in detail in the “Compensation Discussion and Analysis” above. The measures for all of the named executive officers are weighted as follows: Adjusted Revenue (25%); Adjusted EBITA (40%); Free Cash Flow (10%); and individual performance measures (25%). No bonuses were paid under the 2009 Executive Bonus Plan.
(3)	All stock awards were granted under our 2000 Long-Term Incentive Plan and relate to our common stock. The stock awards were granted in the form of RSUs (and dividend equivalents). The terms of the RSUs are described below under the heading “Terms of 2009 Stock Option and RSU Awards Granted under our 2000 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan.”
(4)	All stock and option awards were granted under our 2009 Long-Term Incentive Plan and relate to our common stock. The stock awards were granted in the form of RSUs. The terms of the options and RSUs are described below under the heading “Terms of 2009 Stock Option and RSU Awards Granted under our 2000 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan.”
(5)	Stock awards were granted under our 2000 and 2009 Long-Term Incentive Plans and were awarded as a dividend equivalent with respect to all outstanding RSUs in connection with a dividend payment. Dividend equivalent units are issued out of the same Long-Term Incentive Plan as the initial/parent award.
(6)	All awards set forth in this table vested upon Mr. Clark’s retirement on July 20, 2009.
(7)	In connection with Mr. Hajducky’s resignation from the Company all of his unexcercisable options and unvested RSUs were forfeited. This includes all of the options and RSUs granted to him in 2009 with the exception of 88 RSUs out of the grant of 220 RSUs that were granted on March 31, 2009 as dividend equivalents.
(8)	This stock award, granted in the form of RSUs, was granted to Mr. D’Arcy in connection with assuming the role of President and Chief Executive Officer.
(9)	This stock award, granted in the form of RSUs, was granted to Mr. Clark in connection with his planned retirement. This award vested in full upon Mr. Clark’s retirement on July 20, 2009.
(10)	The information in this line sets forth the incremental fair value associated with the acceleration of Mr. Clark’s RSUs upon his retirement, on July 20, 2009. Note 7, “Stock Based Compensation” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 sets forth the relevant assumptions we used to determine the valuation of our stock awards.
(11)	The information in this line sets forth the incremental fair value associated with the following modification of Mr. Clarks’ outstanding option awards effective upon his retirement: (i) the vesting of his stock options was accelerated in full; (ii) the post-termination exercise period of his stock options was extended from 90 days to two years from the date of his retirement. Note 7, “Stock Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 sets forth the relevant assumptions we used to determine the valuation of our stock awards.
(12)	The extension of the post-termination exercise period for Mr. Clark was applicable to 13 stock option grants with exercise prices of: $8.80, $16.15, $16.97, $17.47, $21.39, $20.52 and $27.17.
(13)	Mr. Hajducky was a stockholder of record on the record date of September 8, 2009 associated with this dividend payment and, therefore, was entitled to receive an award of dividend equivalents with respect to all of his outstanding RSUs. Since none of the RSUs vested by Mr. Hajducky’s resignation effective September 15, 2009, these dividend equivalents were forfeited.

Employment Agreements

Hajducky Employment Arrangement

Mr. Hajducky joined our company as Executive Vice President, Chief Financial Officer and Treasurer on June 15, 2006 and resigned effective September 15, 2009. At the time Mr. Hajducky joined our company, we entered into an agreement regarding certain terms of his employment. Under the agreement, Mr. Hajducky was entitled to a base salary of $350,000 (which was increased to $362,000 effective April 1, 2007) and a bonus opportunity ranging from 66  2/3 % to 100% of his base salary, subject to the achievement of Company financial and individual performance goals.

Upon commencement of his employment, Mr. Hajducky received a grant of 10,000 RSUs and 100,000 stock options with an exercise price of $19.16, which was the closing price of our stock on the date of grant. The RSUs and options are subject to the standard terms applicable to our 2005 equity award grants.

Under the terms of his agreement, Mr. Hajducky was eligible to participate in our executive severance plan; however, we entered into a separation agreement with Mr. Hajducky dated September 15, 2009, which superseded the terms of his employment agreement. According to the separation agreement, Mr. Hajducky received a severance in the amount equal to one year (52 weeks) of his current annual base salary which equated to the aggregate gross amount of $362,000. As a condition for payment Mr. Hajducky agreed to be subject to a two year non-compete agreement as well as a non-solicitation agreement with regard to the Company’s employees, its customers, suppliers licensees or other business relations with the Company.

Hepsworth Employment Arrangement

Mr. Hepsworth currently serves as our President, Institutional Business. Mr. Hepsworth is currently employed by our subsidiary Interactive Data (Europe) Limited under an agreement with the subsidiary, but he has been seconded to us as a U.S. expatriate under an agreement between us and Mr. Hepsworth that has been twice extended, with the current extension effective as of September 1, 2008. The secondment lasts two years unless his employment with Interactive Data (Europe) Limited is terminated or we otherwise terminate the contract on three months’ notice.

Under his arrangement with us, Mr. Hepsworth is entitled to a base salary of $350,000 (which was increased to $364,000 effective January 1, 2010) and a cash incentive bonus opportunity in the range of 66 2/3% to 140% of his base salary, subject to the achievement of Company financial and individual performance goals.

Mr. Hepsworth is also entitled to receive the following secondment allowances:

•	a housing allowance of $6,000 per month (grossed up for U.S. federal and state taxes),

•	up to $15,500 in costs of transporting his personal effects back to the United Kingdom, his home country, upon repatriation,

•	costs of airfare for Mr. Hepsworth and his immediate family members upon repatriation,

•	temporary housing reimbursements of up to $1,500 (grossed up for U.S. federal and state taxes) for housing in the United States and £800 (grossed up for U.K. taxes) for housing in the United Kingdom,

•	costs of airfare for two home visits to the United Kingdom each year for him and his immediate family members (grossed up for U.S. federal and state taxes),

•	costs of airfare to the United Kingdom for him and his immediate family members in the event of a family emergency (grossed up for U.S. federal and state taxes),

•	a car allowance of $7,200 per year (grossed up for U.S. federal and state taxes),

•	up to $25,000 per year per child for private school fees (grossed up for U.S. federal and state taxes), and

•	tax planning and preparation assistance for the tax years covered by the extension contract (grossed up for U.S. federal and state taxes).

Mr. Hepsworth is also permitted to remain a member of the Pearson Group Pension Plan so long as Interactive Data (Europe) Limited permits its United Kingdom employees to participate in the plan, on terms consistent with those offered to other employees of Interactive Data (Europe) Limited in the United Kingdom. The terms of his pension arrangement are summarized below under the heading “Material Terms of the Pearson Group Pension Plan.”

Under the terms of his contract, Mr. Hepsworth will be offered the opportunity to return to a position with Interactive Data (Europe) Limited upon the completion of the contract. If a position comparable with his current position is not available and, as a result, his employment is terminated, Mr. Hepsworth will be entitled to severance in accordance with Interactive Data (Europe) Limited’s U.K. severance policy, with such payments payable in a lump sum no later than March 15th of the year following the year of termination. The U.K. severance policy provides for a severance payment of four weeks pay per year of service or three months basic pay, whichever is greater, capped at a maximum of £100,000.

If Mr. Hepsworth’s employment is terminated by Interactive Data (Europe) Limited during the term of the extension contract without cause, we will pay the repatriation costs summarized above. Mr. Hepsworth will not be entitled to the repatriation costs if he resigns to accept an offer of employment with another company.

Terms of 2009 Stock Option and RSU Awards Granted under our 2000 Long-Term Incentive Plan and our 2009 Long-Term Incentive Plan

All equity awards granted in 2009 were granted either pursuant to our 2000 Long-Term Incentive Plan or our 2009 Long-Term Incentive Plan and provide for the following terms, as appropriate.

Stock Options

Each stock option award will vest twenty-five percent on the first anniversary of the grant date and the remaining 75% of the stock option will vest ratably in 3-month intervals over the next 3 years with 100% vesting occurring on the 4th anniversary of the grant date. Unvested stock options will automatically become 100% vested and exercisable under the following circumstances:

•	upon the executive’s death;

•	upon the executive’s job elimination, provided the executive signs a release;

•	upon termination of the executive’s employment by us within one year following a change in control (other than for cause);

•

upon a voluntary resignation by the executive within one year following a change in control in the event the executive has had a material diminution in authority, duties or responsibilities, or a diminution in annual base salary of more than 10% and we do not cure the condition within thirty days of notice; and

•	immediately prior to a change in control if in connection with the change in control our common stock will no longer be listed on a recognized national securities exchange.

Once vested, stock options generally remain exercisable until the earliest of (i) the 10th anniversary of the grant date; (ii) 90 days following the executive’s termination of employment for any reason other than death or retirement; and (iii) 1 year following death or retirement. If an executive’s employment is terminated for cause, all unexercised options (whether or not vested) will be immediately cancelled.

Restricted Stock Units

Each RSU represents the right to receive one share of our common stock in the future subject to the terms and conditions of the applicable plan and the applicable award agreement. The RSUs will generally become 100% vested on the third anniversary of the grant date. However, upon the occurrence of any of the following events, the RSUs will immediately vest in full:

•	the executive’s death;

•	the executive’s job elimination, provided the executive signs a release;

•	the termination of the executive’s employment by us within one year following a change in control (other than for cause);

•

a voluntary resignation by the executive within one year following a change in control in the event the executive has had a material diminution in authority, duties or responsibilities, or a diminution in annual base salary of more than 10% and we do not cure the condition within thirty days of notice; and

•	immediately prior to a change in control if, in connection with the change in control, our stock will no longer be listed on a recognized national securities exchange.

If we terminate the executive’s employment for cause, any RSUs (both unvested and any vested RSUs that have not yet been settled) will be immediately cancelled. If prior to the settlement of any RSUs, dividends are declared with respect to our common stock, a holder of RSUs will be granted additional RSUs with a value equal to the value of the dividend the holder would have received if the RSUs had been converted into shares of common stock as of the record date. The number of additional RSUs issued is determined by dividing the dividend payment the holder would have received by the fair market value of a share of common stock on the dividend payment date. For example, on October 1, 2009, our Board of Directors declared a dividend of $0.20 per share of common stock, payable to stockholders of record as of December 8, 2009. This dividend was paid on December 30, 2009. This resulted in RSU holders receiving additional RSUs on December 30, 2009 with respect to all of their RSU awards, whether vested or unvested, which had not been settled as of December 8, 2009. Any additional RSUs issued in respect of dividends have the same vesting restrictions and conditions as the original RSUs to which they relate and will be granted from the plan from which the original RSU grant was made. Under the terms of the Company’s RSU award agreement, if the RSUs are forfeited prior to settlement (for example, by reason of termination for cause or due to failure to meet vesting conditions), holders are not entitled to any dividend equivalents that may have been credited to the holder as a result of the declaration of dividends.

On March 2, 2009, in conjunction with the senior management transition, Mr. Clark was granted 61,844 RSUs and Mr. D’Arcy was granted 55,071 RSUs under our 2000 Long Term Incentive Plan. These equity awards are generally subject to the standard terms applicable to RSU awards granted to executive officers, and described above, except that both Mr. Clark and Mr. D’Arcy are subject to two-year non-compete covenants and Mr. Clark’s equity grant vested in full on the date of his retirement from the Company. In addition, as of the date of Mr. Clark’s retirement, the vesting of all of his outstanding equity awards accelerated in full and the post-termination exercise period of his outstanding stock options was extended from 90 days to two years following his retirement.

Pearson Executive Share Option Plans

Under the Pearson Share Option Plans, options were previously granted to Ms. Sampson and Mr. Williams at an exercise price equal to the market price of an ordinary share of Pearson on the date of grant. As described above in the “Compensation Discussion and Analysis,” these awards were generally made prior to 2001 when Interactive Data Corporation (now known as Interactive Data Pricing and Reference Data) was a wholly owned subsidiary of Pearson. Options granted under these plans were subject to performance conditions such as growth in Pearson’s and its predecessors’ and consolidated subsidiaries’ adjusted earnings per share over a three year period prior to exercise. Options became exercisable on the third anniversary of the date of grant (when the performance conditions were met) and lapse on the tenth anniversary of the grant date. No additional awards will be made under these plans. As all performance conditions have been satisfied and all stock options have been exercisable since March 10, 2003, Pearson did not recognize any expense with respect to these option awards in 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Interactive Data Equity Awards

The following table sets forth a summary of all outstanding equity awards granted by us, and held by each of our named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(17)
Raymond L. D’Arcy	130,000	(2)(4)	0		$8.80	6/15/2011	10,295	(2)(12)	$260,464
	25,000	(2)(6)	0		$16.97	6/16/2013	9,928	(2)(13)	$251,178
	50,000	(2)(8)	0		$17.47	7/1/2014	56,863	(2)(11)(14)	$1,438,634
	35,000	(2)(9)	0		$21.39	7/19/2015
	24,375	(2)	5,625	(2)	$20.52	7/18/2016
	18,562	(2)	14,438	(2)	$27.17	7/16/2017
	10,937	(2)	24,063	(2)	$24.94	7/18/2018

Christine A. Sampson	6,042	(2)(8)	0		$17.47	7/1/2014	1,801	(2)(12)	$45,565
	14,000	(2)(9)	0		$21.39	7/19/2015	1,738	(2)(13)	$43,971
	5,281	(2)	1,219	(2)	$20.52	7/18/2016	1,096	(3)(15)	$27,729
	2,812	(2)	2,188	(2)	$27.17	7/16/2017
	1,562	(2)	3,438	(2)	$24.94	7/18/2018
	0		5,145	(3)	$23.23	7/14/2019

John L. King	200,000	(2)(4)	0		$8.80	6/15/2011	10,295	(2)(12)	$260,464
	50,000	(2)(5)	0		$16.15	6/11/2012	8,360	(2)(13)	$211,508
	25,000	(2)(6)	0		$16.97	6/16/2013	7,138	(3)(15)	$180,591
	50,000	(2)(8)	0		$17.47	7/1/2014
	35,000	(2)(9)	0		$21.39	7/19/2015
	24,375	(2)	5,625	(2)	$20.52	7/18/2016
	18,562	(2)	14,438	(2)	$27.17	7/16/2017
	9,375	(2)	20,625	(2)	$24.94	7/18/2018
	0		33,435	(3)	$23.23	7/14/2019

Mark Hepsworth	75,000	(2)(7)	0		$13.31	3/3/2013	10,295	(2)(12)	$260,464
	37,500	(2)(8)	0		$17.47	7/1/2014	9,928	(2)(13)	$251,178
	30,000	(2)(9)	0		$21.39	7/19/2015	7,687	(3)(15)	$194,481
	28,437	(2)	6,563	(2)	$20.52	7/18/2016
	18,562	(2)	14,438	(2)	$27.17	7/16/2017
	10,937	(2)	24,063	(2)	$24.94	7/18/2018
	0		36,010	(3)	$23.23	7/14/2019

Cort J. Williams	14,362	(2)(4)	0		$8.80	6/15/2011	1,981	(2)(12)	$50,119
	8,090	(2)(5)	0		$16.15	6/11/2012	1,738	(2)(13)	$43,971
	6,000	(2)(6)	0		$16.97	6/16/2013	4,392	(3)(15)	$111,118
	9,375	(2)(8)	0		$17.47	7/1/2014
	12,500	(2)(9)	0		$21.39	7/19/2015
	5,078	(2)	1,172	(2)	$20.52	7/18/2016
	3,093	(2)	2,407	(2)	$27.17	7/16/2017
	1,562	(2)	3,438	(2)	$24.94	7/18/2018
	0		20,575	(3)	$23.23	7/14/2019

Stuart J. Clark	100,000	(2)(8)	0		$17.47	7/1/2014
	100,000	(2)(9)	0		$21.39	7/19/2015
	90,000	(2)(10)	0		$20.52	7/18/2016
	85,000	(2)(10)	0		$27.17	7/16/2017

Andrew J. Hajducky III(16)	—		—		—	—	—		—

(1)	With respect to option grants made under our 2000 and 2009 Long-Term Incentive Plan, except as otherwise noted, 25% of an option vests on the first anniversary of the grant date and 6.25% of the option vests quarterly thereafter. The exercise price of each option is equal to the closing price of our common stock on the date of grant. Each option has a ten-year term. The grant date of each option is listed in the table below by reference to the expiration date set forth in the above table:

Expiration Date	Grant Date
6/15/2011	6/15/2001
6/11/2012	6/11/2002
3/3/2013	3/3/2003
6/16/2013	6/16/2003
7/1/2014	7/1/2004
7/18/2015	7/19/2005
7/17/2016	7/18/2006
7/15/2017	7/16/2007
7/17/2018	7/18/2008
7/13/2019	7/14/2009

(2)	Options and RSUs, as applicable, were granted under our 2000 Long-Term Incentive Plan and relate to our common stock.
(3)	Options and RSUs, as applicable, were granted under our 2009 Long-Term Incentive Plan and relate to our common stock.
(4)	This option became fully vested on June 15, 2005.
(5)	This option became fully vested on June 11, 2006.
(6)	This option became fully vested on June 16, 2007.
(7)	This option became fully vested on March 3, 2007.
(8)	This option became fully vested on July 1, 2008.
(9)	This option became fully vested on July 19, 2009.
(10)	This option became fully vested upon Mr. Clark’s retirement, on July 20, 2009. Mr. Clark may exercise the option within two years from the date of his retirement.
(11)	This RSU award was issued to Mr. D’Arcy upon his promotion to President and Chief Executive Officer on March 2, 2009.
(12)	These RSUs will vest in full on 7/16/2010.
(13)	These RSUs will vest in full on 7/18/2011.
(14)	These RSUs will vest in full on 3/2/2012
(15)	These RSUs will vest in full on 7/14/2012
(16)	In connection with Mr. Hajducky’s resignation from the Company effective September 15, 2009, all of his unexcercisable options and unvested RSUs were forfeited.
(17)	For the purpose of this calculation we used a price of $25.30 per share, which was the closing price of our common stock as quoted on the New York Stock Exchange on December 31, 2009, the last trading date during fiscal year 2009.

Pearson Equity Ownership Awards

The following table sets forth a summary of all outstanding equity awards granted by Pearson and held by each of our named executive officers as of December 31, 2009:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Raymond L. D’Arcy	—	—	—	—		—	—	—
Christine A. Sampson	2,240	—	—	35.22	(2)	3/10/2010	—	—
John L. King	—	—	—	—		—	—	—
Mark Hepsworth	—	—	—	—		—	—	—
Cort J. Williams	2,800	—	—	35.22	(2)	3/10/2010	—	—
Stuart J. Clark	—	—	—	—		—	—	—
Andrew J. Hajducky III	—	—	—	—		—	—	—

(1)	Options were granted under Pearson’s Executive Share Option Plan and relate to Pearson ordinary shares. The options were subject to performance conditions, all of which have been satisfied, and were fully vested as of March 10, 2003.
(2)	The actual exercise price with respect to this award is £22.332 which has been converted into U.S. dollars based on the exchange rate of £1 = U.S. $1.577, which was the exchange rate on the date of grant. The exercise price for this option is fixed in GBP at the time of exercise or expiration the US dollar value of the exercise price will be based on the exchange rate at the time of exercise or expiration and may not necessarily be equal to $35.22.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares of our common stock acquired and the value realized by the named executive officers upon the exercise of stock options and vesting of restricted stock during the fiscal year ended December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
Raymond L. D’Arcy	—	—		8,908	(1)	$217,444	(8)
Christine A. Sampson	—	—		2,447	(2)	$59,731	(8)
John L. King	—	—		8,908	(3)	$217,444	(8)
Mark Hepsworth	—	—		11,136	(4)	$271,830	(8)
Cort J. Williams	—	—		2,334	(5)	$56,973	(8)
Stuart J. Clark	725,000	$9,824,843	(11)	116,389	(6)	$2,863,169	(9)
Andrew J. Hajducky III	88,750	$612,252	(11)	11,041	(7)	$252,728	(10)

(1)	With respect to the 8,908 RSUs that vested, the net number of shares of our common stock that Mr. D’Arcy received upon settlement was 6,080, as we withheld 2,828 shares to cover taxes payable by Mr. D’Arcy with respect to such award.
(2)	With respect to the 2,447 RSUs that vested, the net number of shares of our common stock that Ms. Sampson received upon settlement was 1,671, as we withheld 776 shares to cover taxes payable by Ms. Sampson with respect to such award.
(3)	With respect to the 8,908 RSUs that vested, the net number of shares of our common stock that Mr. King received upon settlement was 6,080, as we withheld 2,828 shares to cover taxes payable by Mr. King with respect to such award.
(4)	With respect to the 11,136 RSUs that vested, the net number of shares of our common stock that Mr. Hepsworth received upon settlement was 6,129, as we withheld 5,007 shares to cover taxes payable by Mr. Hepsworth with respect to such award.
(5)	With respect to the 2,334 RSUs that vested, the net number of shares of our common stock that Mr. Williams received upon settlement was 1,508, as we withheld 826 shares to cover taxes payable by Mr. Williams with respect to such award.
(6)	With respect to the 116,389 RSUs that vested, the net number of shares of our common stock that Mr. Clark received upon settlement was 67,798, as we withheld 48,591 shares to cover taxes payable by Mr. Clark with respect to such awards.
(7)	With respect to the 11,041 RSUs that vested, the net number of shares of our common stock that Mr. Hajducky received upon settlement was 7,536, as we withheld 3,505 shares to cover taxes payable by Mr. Hajducky with respect to such award.
(8)	The amount realized is computed by multiplying the number of RSUs that vested and settled by the closing price of our common stock on the settlement date, 7/20/2009 which was $24.41.
(9)	The amount realized is computed by multiplying the number of RSUs that vested and settled by the closing price of our common stock on the settlement date, 7/22/2009 which was $24.60.
(10)	The amount realized is computed by multiplying the number of RSUs that vested and settled by the closing price of our common stock on the settlement date, 6/15/2009 which was $22.89.
(11)	Represents the difference between the exercise price and the closing price of a share of our common stock on the date of exercise.

PENSION BENEFITS

The following table sets forth a summary of the defined benefit pension benefits for each named executive officer as of December 31, 2009.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year($)
Raymond L. D’Arcy	Pearson, Inc. Pension Plan	6.33	$73,427		N/A
	Pearson, Inc. Supplemental Executive Retirement Plan	6.33	$49,180		N/A
Christine A. Sampson	Pearson, Inc. Pension Plan	6.33	$60,006		N/A
John L. King	Pearson, Inc. Pension Plan	6.33	$77,032		N/A
	Pearson, Inc. Supplemental Executive Retirement Plan	6.33	$61,857		N/A
Mark Hepsworth	Pearson Group Pension Plan	6.67	$463,462	(3)	N/A
Cort J. Williams	Pearson, Inc. Pension Plan	6.33	$63,664		N/A
Stuart J. Clark(4)	Pearson Group Pension Plan	40	N/A		$156,088	(5)
Andrew J. Hajducky III	N/A	N/A	N/A		N/A

(1)	Except with respect to Mr. Clark’s and Mr. Hepsworth’s credited years of service, the credited years of service represents years of service beginning September 1, 1995, the date on which our U.S.-based employees first became eligible to participate in the plans, through December 31, 2001 when the plans were frozen. With respect to Mr. Clark, credited years of service under the U.K. Pearson Group Pension Plan includes the years of service Mr. Clark accrued since his commencement of employment with Extel Financial Limited in 1968, which was acquired by Pearson’s Financial Times group in December 1993. With respect to Mr. Hepsworth, credited years of service under the U.K. Pearson Group Pension Plan include the years of service Mr. Hepsworth accrued since May 1, 2003.
(2)	Note 11, “Retirement Plans”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 sets forth the relevant assumptions we used to determine the valuation of our pension plan benefits.
(3)	The “Present Value of Accumulated Benefit” was originally calculated in pounds sterling and was converted into U.S. dollars based on the exchange rate of £1 = $1.61485, the exchange rate on December 31, 2009.
(4)	Mr. Clark retired on July 20, 2009 and is a current pensioner.
(5)	The “Payments During Last Fiscal Year” was originally calculated in pounds sterling and was converted into U.S. dollars based on the exchange rate of £1 = $1.61485, the exchange rate on December 31, 2009.

Material Terms of the Pearson, Inc. Pension Equity Plan, or PEP

The PEP is a defined benefit pension plan that provides a retirement benefit based on a formula that takes into account a participant’s age in each year that they work, years of service and final average compensation, including base pay, overtime, sales-related bonuses, commissions and a portion of non-sales-related bonuses. Accruals under the PEP were frozen as of December 31, 2001, although the accrued benefit under the PEP is credited with earnings annually. Messrs. D’Arcy, King and Williams and Ms. Sampson participate in the PEP.

Calculation of the PEP Benefit

A participant received credit for benefit service for each full and partial year of service with us, Pearson and its subsidiaries between September 1, 1995 (the date we became a participating employer in the PEP) and December 31, 2001. For each year or partial year of benefit service prior to January 1, 2002, a participant earned credits equal to 3% to 8%, depending upon the participant’s age during his or her years of service with us. Such age-based credits were then multiplied by the number of years for which the participant served us to arrive at a total PEP percentage. The participant’s final average compensation is then multiplied by the total PEP percentage to obtain the participant’s PEP lump sum benefit. Final average compensation is equal to the participant’s average compensation during the five consecutive calendar years prior to January 1, 2002 in which he or she received the highest compensation. For periods on or after January 1, 1999, compensation included base pay, overtime, sales-related bonuses, commissions and non-sales-related bonuses (up to 50% of the base salary in effect as of the end of the prior calendar year). For periods prior to January 1, 1999, final compensation was calculated in substantially the same manner, however, only 20% of base salary could be included for purposes of calculating the non-sales related bonus.

A participant’s benefit under the PEP vested upon the earlier of the date the participant attained age 65 or completed five years of service, calculated from the participant’s original date of hire. Prior to vesting, if a participant’s employment was terminated, the participant forfeited all rights to benefits under the PEP. All of our named executive officers who were participants in the PEP are vested in their PEP benefit.

PEP Payment Provisions

The benefits in the PEP are payable in a lump sum or a variety of single or joint survivor annuities, as selected by the participant. A participant whose employment with us ends prior to reaching age 55 may elect to receive his or her PEP benefit at any time during the six month period following the date his or her employment with us ends. If the participant does not elect an immediate payment within such six month period, he or she will not be eligible to receive any benefits until age 55. Following termination at or after age 55 and before age 65, a participant may elect to receive his or her benefit as of the first day of any month before turning age 65. A participant whose employment ends on or after age 65 will be required to begin benefit payments upon termination. If a participant under age 65 elects to defer payment, the lump sum benefit payable under the PEP will accrue interest, at a rate equal to the lesser of 5% per annum or the yield rate for 30-year U.S. government bonds, calculated from the participant’s employment termination date through the date he or she begins receiving benefits.

Material Terms of the Pearson, Inc. Supplemental Executive Retirement Plan, or SERP

The SERP is an unfunded, non-qualified defined benefit pension arrangement that provides an opportunity for our named executive officers whose base salary exceeded the statutory limits under the PEP to have his or her actual compensation taken into consideration when determining his or her pension benefit. The SERP is in compliance with Section 409A of the Internal Revenue Code. Further accruals under the SERP were frozen as of December 31, 2001, although the accrued benefit under the SERP is credited with earnings annually.

Benefits under the SERP are paid from our general assets. A participant’s right to receive the benefits under the SERP is contingent upon our continuing ability to pay such benefits. The PEP payment provisions described in the preceding paragraphs are generally applicable to the SERP; however, any benefits available to a participant under the SERP are subject to forfeiture upon termination of the participant’s employment for cause. A participant generally may elect to receive his or her SERP benefit in the same manner elected under the PEP, but, unlike the election with respect to the timing of payments under the PEP, a participant may elect to receive his or her payment as of the first day of any month after termination of employment with us, but no later than age 65, unless the participant remains employed with us after age 65.

The benefit under the SERP is equal to the difference between the benefit a participant would have received from the PEP if the Internal Revenue Code did not place any statutory limits on the amount of base salary that could be included when determining the benefit under the PEP and the actual benefit received from the PEP.

Material Terms of the Pearson Group Pension Plan

Both Mr. Hepsworth and Mr. Clark participate in the Pearson Group Pension Plan, although the terms under which each participates are different. Mr. Hepsworth has participated in the Final Pay (Executive) Section of the Pearson Group Pension Plan since May 2003. His accrued pension will be calculated as 1/45th of his final pensionable salary for each year of pensionable service, and is payable from the Normal Retirement Age of 62. His pensionable salary is limited to the level of an earnings cap, which is currently £123,600 per annum or $199,595 using a conversion rate of £1=1.61485, the exchange rate on December 31, 2009, and will increase each year in line with U.K. price inflation. After leaving the Plan, Mr. Hepsworth’s pension will increase at the lower of the change in the U.K. Retail Price Index each year and 5% per annum. Mr. Hepsworth has the option of retiring early, subject to the consent of the Plan Trustee. If he retires early his benefit is reduced with reference to the period that the pension is paid early. On death either before or after retirement, a spouse’s pension of 60% of the member’s pension is payable. Children’s pensions and, in certain circumstances, lump sum death benefit payments, may also be made.

Mr. Clark participates in the Extel section of the Pearson Group Pension Plan, and was entitled to a pension payable at age 62 calculated as 1/60th of his base salary plus revalued fluctuating earnings at that date for each year of pensionable service. No further salary-based or service-benefit accruals were earned under this plan after January 1, 2002, with the exception of statutory increases as prescribed by U.K. pension regulations. Mr. Clark has reached the age of retirement and is currently a pensioner under the plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth a summary of the non-qualified deferred compensation benefits of each named executive officer as of December 31, 2009.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)(4)
Raymond L. D’Arcy	$124,476	$26,325	$229,396	0	$1,158,951
Christine A. Sampson	$0	$0	$0	N/A	$0
John L. King	$77,415	$29,823	$145,578	0	$1,202,761
Mark Hepsworth	$0	$0	$0	N/A	$0
Cort J. Williams	$26,424	$14,194	$27,962	0	$164,641
Stuart J. Clark	$216,084	$35,896	$304,361	0	$1,205,255
Andrew J. Hajducky III	$27,707	$18,915	$28,147	0	$159,004

(1)	All of the amounts reported in the “Executive Contributions in Last FY” column are reported in the “Salary” column in the “Summary Compensation Table.”
(2)	All of the amounts reported in the “Registrant Contributions in Last FY” column are reported in the “All Other Compensation” column in the “Summary Compensation Table.”
(3)	The aggregate balance at December 31, 2009, as reported above, reflects amounts that either are currently reported or, to the extent the individual was a named executive officer for purposes of SEC’s executive compensation disclosure, were previously reported as compensation in the Summary Compensation Table for 2009 or prior years, except for the aggregate earnings on deferred compensation.
(4)	As of December 31, 2009, each of our named executive officer participating in the Pearson 401(k) Excess Plan are fully vested in their own contributions to the plan and the Company contributions to the plan.

The table above shows information about the Pearson 401(k) Excess Plan. Each of our named executive officers except for Ms. Sampson and Mr. Hepsworth participates in such plan. See below for a narrative description of the material factors necessary to gain an understanding of the Pearson 401(k) Retirement Plan and the Pearson 401(k) Excess Plan.

Pearson 401(k) Retirement Plan

The Pearson 401(k) Retirement Plan permits employees to defer their base salary and bonus up to certain statutory limitations. Employees may invest their contributions (as well as any contributions we provide) in a mix of investment funds. Under the plan, we provide the following contributions to employee accounts:

•	an employer match of up to 4.5% of the employee’s contributions if the employee contributes at least 6% of his or her eligible pay, subject to statutory limits;

•	a discretionary annual employer contribution of 1.25% of eligible compensation regardless of whether the employee contributes to the plan; and

•

individuals who were participants in the PEP defined benefit plan on December 31, 2001 and who met certain age and service levels as of such date are eligible to receive an additional contribution under the Pearson 401(k) Retirement Plan and the Pearson Excess Plan based on their age and service at that time. Messrs. D’Arcy, King, Williams and Ms. Sampson are the only named executive officers who were PEP participants that met the age and service qualifications for this benefit.

With respect to contributions to the Pearson 401(k) Retirement Plan, employees are immediately vested in their own contributions but become vested in employer contributions on a graduated vesting schedule as follows:

Years of Vesting Service	Vested %
Less than 1 year	0%
1 year but less than 2 years	33 1/3%
2 years but less than 3 years	66 2/3%
3 years or more	100%

However, employees who leave our employ on or after age 65, or as a result of total and permanent disability, or who die while employed by us will become 100% vested in any of our contributions regardless of their years of service. Upon termination of employment with us prior to the Pearson 401(k) Retirement Plan’s normal retirement age of 70 1/2, distributions of vested account balances will be made as soon as administratively possible following such employee’s termination, provided; however, that an employee whose vested account balance exceeds $5,000 may elect to defer the distribution until his or her normal retirement date. Generally, employees whose employment is terminated on or after their normal retirement date must receive distributions or commence payments from his or her account no later than April 1 following the year in which his or her employment with us is terminated. Distributions are normally made in a single lump-sum cash payment.

Pearson 401(k) Excess Plan

Each of our named executive officers, aside from Mr. Hepsworth who is not eligible to participate because he is not a U.S. employee, and Ms. Sampson whose appointment as Chief Financial Officer is interim, participated in the Pearson 401(k) Excess Plan during 2009. This plan provides an opportunity for selected U.S.-based employees whose base salary exceeds the statutory limits under the Pearson 401(k) Retirement Plan to continue to defer income in excess of the statutory limits. This effectively enables the individual to set aside a portion of his or her full base salary and bonus toward retirement savings without regard to the statutory limits. We apply the same employer contribution formula and vesting schedule on the amounts deferred pursuant to the Pearson 401(k) Excess Plan as we do with respect to the amounts deferred under the Pearson 401(k) Retirement Plan. The amounts deferred pursuant to this plan may be invested in the same funds available under the Pearson 401(k) Retirement Plan. The payment terms of the Pearson 401(k) Excess Plan generally mirror those of the Pearson 401(k) Retirement Plan. However, upon termination of employment with us for any reason, the value of the vested portion of an employee’s account will be distributed in either a lump sum payment or in annual installments over a 3 or 5 year period, at the election of the employee. The excess plan is an unfunded, non-qualified deferred compensation arrangement and is in compliance with Section 409A of the Internal Revenue Code. This means that the contributions to the Pearson 401(k) Excess Plan are not secured through any segregated funding vehicle and an employee’s right to receive benefits under this plan is contingent upon our ability to pay such benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Benefits and Change in Control Arrangements

Effective January 1, 2008, we combined our executive severance plan with the severance plan for all of our employees. We constructed the plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The plan applies to all employees generally, and provides employees with salary continuation benefits if we terminate their employment without cause. Benefits include 2 weeks of salary per year of service. Our senior management group will receive a minimum benefit of 26 weeks salary under the plan and the minimum benefit for other employees is 4 weeks salary. In addition, the plan provides that, during the salary continuation period, employees, including the senior management group, are eligible to continue to participate in our medical, dental and life insurance plans and to receive outplacement benefits during the period they are receiving salary continuation benefits.

Pursuant to the separation agreement we entered into with Mr. Hajducky, upon his resignation from the Company he received a payment in the amount of $362,000. The agreement with Mr. Hajducky is described above under the heading “Employment Agreements.”

Pursuant to the terms of his employment arrangement, Mr. Hepsworth will be offered the opportunity to return to a position with Interactive Data (Europe) Limited upon the completion of his secondment agreement with us. If a position comparable with his current position is not available and, as a result, his employment is terminated, Mr. Hepsworth will be entitled to severance in accordance with Interactive Data (Europe) Limited’s U.K. severance policy, with such payments payable in a lump sum no later than March 15th of the year following the year of termination. The U.K. severance policy provides for a severance payment of four weeks pay per year of service or three months basic pay, whichever is greater, capped at a maximum of £100,000. The arrangement with Mr. Hepsworth is described above under the heading “Employment Agreements”.

As of December 31, 2009, we were not party to any other employment, severance or change in control agreements with our named executive officers that provide for benefits upon, or in connection with, the termination of a named executive officer’s employment or a change in control. On a case by case basis, we may negotiate with terminated executives regarding payment of all or a portion of earned bonuses depending on the facts and circumstances of the termination, including timing and contributions to our company prior to termination. In addition, the vesting of certain options, RSUs granted to our named executive officers under our 2000 and 2009 Long-Term Incentive Plans will accelerate in full upon the occurrence of any of the following termination circumstances:

•	the executive’s involuntary termination (other than for cause) within one year following a change in control (applies to all awards);

•	the executive’s resignation for good reason within one year following a change in control;

•	the executive’s resignation after attaining age 55 with a combined age plus years of service equal to at least 75 years (applicable to awards granted in 2005 only);

•	the executive’s death (applicable to awards granted in 2005 and later); and

•	the executive’s job elimination (applicable to awards granted in 2005 and later).

Additionally, all stock options and RSUs held by our named executive officers will accelerate in full immediately prior to any change in control that results in our common stock no longer being listed on a national securities exchange.

Mr. Clark’s Retirement

As planned, Mr. Clark resigned as our President and Chief Executive Officer on March 2, 2009. He remained employed as an advisor to the Company until his retirement on July 20, 2009. In connection with his retirement from his positions as President and Chief Executive Officer, Mr. Clark executed a term sheet, setting forth the material terms of his continuing employment as an advisor to the Company. The term sheet is described in the Compensation Discussion & Analysis under the heading “Long Term Equity Incentive Compensation”. The term sheet provides that the vesting of all of Mr. Clark’s RSUs and stock options outstanding as of the date of his retirement from the Company will be accelerated and the exercise period for options will be extended from 90 days post retirement to two years post retirement.

Potential Payments

The table that follows summarizes the potential post-employment compensation that would have been payable to each of our named executive officers, except Messrs. Clark and Hajducky, as a result of a termination of the named executive officer’s employment or a change in control. The table below assumes that the named executive officer’s employment terminated on December 31, 2009 and, if applicable, that the change in control occurred on December 31, 2009. In addition, for purposes of the calculations, we assume that the fair market value of our common stock is $25.30, which was the closing price of our common stock as quoted on the New York Stock Exchange on December 31, 2009, the last trading date of fiscal year 2009.

The table below does not include the value of any vested and non-forfeitable payments or other benefits that the named executive officers would have been entitled to receive on December 31, 2009, regardless of whether a termination event occurred on such date (e.g. benefits the executive would have received even if he or she voluntarily resigned on December 31, 2009), including the following:

•

Defined Benefit Plans. With the exception of Mr. Hajducky, who was hired after the defined benefit plans were frozen, and Mr. Hepsworth, who still actively participates in the Pearson Group Pension Plan, all of the named executive officers are fully vested in their benefits under PEP, SERP and the Pearson Group Pension Plan, as applicable, and none of the named executive officers will receive an enhanced or additional benefit under these plans as a result of a termination event. The value of each named executive officer’s accumulated benefits under the applicable plans is set forth in the “Pension Benefits Table” above.

•

Defined Contribution Plans. All of the named executive officers’ account balances under the Pearson 401(k) Retirement Plan and the Pearson 401(k) Excess Plan, including any company contributions, were fully vested as of December 31, 2009. Mr. Hepsworth does not participate in the Pearson 401(k) Excess Plan or the Pearson 401(k) Retirement Plan because he is not a U.S. employee. Ms. Sampson did not participate in the Pearson 401(k) Excess Plan in 2009 because her appointment as Chief Financial Officer is interim and absent this interim appointment, she was not a direct report to the Chief Executive Officer; however, effective March 2010 she was eligible to participate in the 401(k) Excess Plan. The value of each named executive officer’s account balances under the 401(k) Excess Plan as of December 31, 2009 is set forth above in the “Nonqualified Deferred Compensation Table.” As of December 31, 2009, Messrs. D’Arcy, King, Hepsworth, Williams, Clark, Hajducky and Ms. Sampson had the following account balances under the Pearson 401(k) Retirement Plan, respectively: $871,323, $989,481, $0, $649,717, $222,520, $121,277 and $543,101.

•

Vested Equity Awards. Once vested, options and RSUs are not forfeitable unless the named executive officer is terminated for cause. The number and fair market value of all options, and RSUs that were vested as of December 31, 2009 are set forth in the “Outstanding Equity Awards at Fiscal Year End Table” above.

•

Life Insurance. Except for Mr. Hepsworth, a U.K. employee whose life insurance benefits are detailed below, each of the named executive officers is entitled to receive group term life insurance of two times his or her base salary up to a maximum of $1,000,000. This plan is applicable to all of our employees on a nondiscriminatory basis. As of December 31, 2009, Messrs. D’Arcy, King and Williams, and Ms. Sampson were eligible to receive the following life insurance benefits, respectively: $730,000, $708,000, $537,847, and $386,431. Mr. Hepsworth is eligible to receive four times his pensionable salary under the Pension Group Pension Plan, which amount is equal to £470,400 or $759,625 using a conversion rate of £=1.61485, the exchange rate on December 31, 2009.

The amounts shown in the table below represent summary estimates of the payments to be made upon each specified termination event and do not reflect any actual payments to be received by the named executive officers.

							CHANGE IN CONTROL
				Involuntary Termination			Involuntary Termination within 12 months		Voluntary Resignation For Good Reason Within 12 Months(9)	The Common Stock is no Longer Publicly Traded(7)(8)
Name	Compensation Element	Voluntary Resignation	Death(4)	Without Cause	Job Elimination(5)	For Cause(6)	Without Cause	For Cause(6)
Raymond L. D’Arcy	Severance Pay(1)	0	0	$475,000	$475,000	0	$475,000	0	0	0
	Accelerated Vesting of Stock Options, & RSUs(2)	0	$1,985,826	0	$1,985,826	0	$1,985,826	0	$1,985,826	$1,985,826
	Benefits Continuation(3)	0	0	$10,818	$10,818	0	$10,818	0	0	0

	Total	0	$1,985,826	$485,818	$2,471,644	0	$2,471,644	0	$1,985,826	$1,985,826
Christine A. Sampson	Severance Pay(1)	0	0	$193,215	$193,215	0	$193,215	0	0	0
	Accelerated Vesting of Stock Options, & RSUs(2)	0	$134,980	0	$134,980	0	$134,980	0	$134,980	$134,980
	Benefits Continuation(3)	0	0	$9,372	$9,372	0	$9,372	0	0	0

	Total	0	$134,980	$202,587	$337,567	0	$337,567	0	$134,980	$134,980
John L. King	Severance Pay(1)	0	0	$354,000	$354,000	0	$354,000	0	0	0
	Accelerated Vesting of Stock Options, & RSUs(2)	0	$756,086	0	$756,086	0	$756,086	0	$756,086	$756,086
	Benefits Continuation(3)	0	0	$10,789	$10,789	0	$10,789	0	0	0

	Total	0	$756,086	$364,789	$1,120,875	0	$1,120,875	0	$756,086	$756,086
Mark Hepsworth	Severance Pay(1)	0	0	$161,485	$161,485	0	$161,485	0	0	0
	Accelerated Vesting of Stock Options, & RSUs(2)	0	$820,698	0	$820,698	0	$820,698	0	$820,698	$820,698
	Benefits Continuation(3)	0	0	0	0	0	0	0	0	0

	Total	0	$820,698	$161,485	$982,183	0	$982,183	0	$820,698	$820,698
Cort J. Williams	Severance Pay(1)	0	0	$245,527	$245,527	0	$245,527	0	0	0
	Accelerated Vesting of Stock Options, & RSUs(2)	0	$254,638	0	$254,638	0	$254,638	0	$254,638	$254,638
	Benefits Continuation(3)	0	0	$11,556	$11,556	0	$11,556	0	0	0

	Total	0	$254,638	$257,083	$511,721	0	$511,721	0	$254,638	$254,638

(1)	Based on their service, Messrs. D’Arcy and King and Ms. Sampson are eligible for the maximum of 52 weeks base salary, payable in a lump sum. Based on his service, Mr. Williams is eligible for 43 weeks of base salary payable in a lump sum. Mr. Hepsworth is entitled to severance equal to four weeks of pay per year of service or three months basic pay, whichever is greater, capped at £100,000. Mr. Hepsworth’s service qualifies him for the capped payment, which was originally calculated in pounds sterling and was converted into U.S. dollars based on the exchange rate of £1 = 1.61485, the exchange rate on December 31, 2009.
(2)	The value attributable to the accelerated vesting of unvested options is equal to the option “spread,” which is the difference between the closing price of our common stock on December 31, 2009 ($25.30), and the exercise price of each option. The number of outstanding options and the exercise price of each option are set forth in the “Outstanding Equity Awards at Fiscal Year End Table” above. The value attributable to the accelerated vesting of each unvested RSU is equal to the closing price of our common stock on December 31, 2009 ($25.30). The number of outstanding RSUs is set forth in the “Outstanding Equity Awards at Fiscal Year End Table” above.

(3)	This amount represents our company’s share of the costs associated with the continuation of medical, dental, vision and basic life insurance (on the Employee’s life) benefits based on the named executive officer’s coverage selections as of December 31, 2009 and the 2010 premium rates for continued coverage during the applicable period. Messrs. D’Arcy, King, and Ms. Sampson are each eligible for 52 weeks of benefit continuation. Mr. Williams is eligible for 43 weeks of benefit continuation. Mr. Hepsworth, as a UK employee is not eligible for this benefit.
(4)	All unvested 2006, 2007, 2008 and 2009 option awards and all 2007, 2008 and 2009 RSU awards automatically vest upon death. The options will remain exercisable until the earlier of (x) one year following named executive officer’s death and (y) the grant expiration date, and the RSUs will settle as soon as administratively practical after the executive’s death.
(5)	All unvested 2006, 2007, 2008 and 2009 option awards and all 2007, 2008 and 2009 RSU awards automatically vest upon an involuntary termination of employment as a result of a reduction in force, job elimination or redundancy. The options will remain exercisable for 90 days and the RSUs will settle as soon as administratively practical after the executive’s termination. There is no acceleration of vesting of options or RSU awards if an executive is otherwise terminated without cause.
(6)	All vested and unvested options, and unvested RSUs, are forfeited.
(7)	At the discretion of the Compensation Committee, all outstanding stock options (whether or not vested) may be terminated and exchanged for a cash payment equal to the option “spread.” For the purpose of this table, it is assumed that the cash payment was made with respect to all unvested options. As stated above, payments in respect of vested options is not included in the amount shown.
(8)	All unvested RSUs will automatically vest and be settled in shares. Assumes our stockholders surrender all shares and received a cash payment for each share surrendered as a result of the change in control transaction on December 31, 2009 equal to the closing price of our common stock on December 31, 2009 of $25.30.
(9)	All unvested options and RSU awards automatically vest upon an involuntary termination of employment without cause or resignation for good reason within 12 months following a change in control. The options will remain exercisable for 90 days and the RSUs will settle as soon as administratively practical after the executive’s termination.

Executive Officer Departures in 2009

On July 20, 2009, Mr. Clark retired from the Company. In connection with Mr. Clark’s retirement, on March 2, 2009, he was granted 61,844 RSUs. This equity award vested in full on July 20, 2009, the date of Mr. Clark’s retirement from the Company. In addition, as of the date of Mr. Clark’s retirement, the vesting of all of his outstanding equity awards accelerated in full and the post-termination exercise period of his outstanding stock options was extended from 90 days to two years following his retirement. The value attributable to the 2009 grant and the accelerated vesting on unvested options and RSUs is $2,248,738. The value attributable to the accelerated vesting of unvested options is equal to the option “spread,” which is the difference between the closing price of our common stock on July 20, 2009 ($24.41), and the exercise price of each option. The value attributable to the accelerated vesting of each unvested RSU and the 2009 grant of RSUs is equal to the closing price of our common stock on July 20, 2009 ($24.41).

On September 15, 2009, Mr. Hajducky resigned from the Company. Pursuant to the separation agreement entered with Mr. Hajducky dated September 15, 2009, Mr. Hajducky received a severance in the amount of $362,000, which is equal to 52 weeks of his current annual base salary. In addition, Mr. Hajducky received benefits continuation valued at $10,690.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to our Directors during 2009.

Name(1)	Fees Earned or Paid in Cash	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Myra R. Drucker	$122,917	$124,977	—	$247,894
Donald P. Greenberg	$106,508	$124,977	—	$231,485
Robert C. Lamb, Jr.	$133,417	$124,977	—	$258,394
Victor R. Simone, Jr.	$83,736	$104,160	—	$187,896
Carl Spielvogel	$19,846	—	—	$19,846

(1)	Messrs D’Arcy, Ethridge, Hobbs, Hoffman, Kilburn and Swanson and Mrs. Fairhead, have been omitted from this table since during 2009 they received no compensation for serving on our Board.
(2)	Note 7, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 sets forth the relevant assumptions used to determine the valuation of our RSUs and options, as applicable.
(3)	This column represents the full aggregate grant date fair value of stock awards granted during the year, with 2009 dividend equivalents (March 31, June 29, September 29 and December 30) specifically excluded as such amounts were factored into the grant date fair value of the underlying RSU awards. As of December 31, 2009, the dividend equivalents granted in 2009 have been reported in the consolidated balance sheet in retained earnings. The following table details the grant-date fair value of the dividend equivalents granted in 2009 to each Director:

Name	Grant date	Stock awards	Grant-date fair value
Myra R. Drucker	3/31/2009	71	1,765
	6/29/2009	124	2,863
	9/29/2009	75	1,955
	12/30/2009	76	1,947
Donald P. Greenberg	3/31/2009	54	1,342
	6/29/2009	65	1,501
	9/29/2009	58	1,512
	12/30/2009	59	1,512
Robert C. Lamb, Jr.	3/31/2009	72	1,790
	6/29/2009	125	2,886
	9/29/2009	75	1,955
	12/30/2009	59	1,512
Victor R. Simone, Jr.	3/31/2009	—	—
	6/29/2009	—	—
	9/29/2009	33	860
	12/30/2009	34	871
Carl Spielvogel	3/31/2009	54	1,342
	6/29/2009	19	439
	9/29/2009	—	—
	12/30/2009	—	—

As of December 31, 2009, each of our non-employee Directors held the following number of outstanding RSUs: Ms. Drucker: 7,800, Dr. Greenberg: 7,800, Mr. Lamb: 7,800 and Mr. Simone 4,407.
(4)	As of December 31, 2009, each of our non-employee Directors held the following number of outstanding options: Ms. Drucker: 12,500, Dr. Greenberg: 60,000, and Mr. Lamb: 12,500.

Cash Compensation

We compensate members of our Board of Directors who are not our employees, employees of Pearson or any significant stockholder, who we refer to as non-employee Directors, with a mixture of cash and equity-based compensation. Directors who are our employees or employees of Pearson or another significant stockholder do not receive any compensation for their service as a member of our Board of Directors or any Committee. Each non-employee Director receives an annual retainer of $30,000 for his or her service as a Director and $2,000 for each Board meeting attended in person and for all telephonic meetings attended in excess of 1 hour. In addition, the Chair of our Audit Committee, should the Chair be eligible, is entitled to an annual retainer of $20,000, each other non-employee member of the Audit Committee receives an annual retainer of $7,500 and, beginning with the sixth meeting of the Audit Committee, $1,500 for each Committee meeting attended in person or telephonically. The Chairman of our Compensation Committee, should the Chair be eligible, is entitled to an annual retainer of $10,000, each other non-employee member of our Compensation Committee receives an annual retainer of $5,000 and, beginning with the sixth meeting of our Compensation Committee, $1,000 for each Committee meeting attended in person or telephonically. The Chairman of our Compensation Committee Subcommittee, should the Chair be eligible, is entitled to an annual retainer of $1,000, and each other non-employee member of the Compensation Committee Subcommittee receives an annual retainer of $1,000. The Chair of each of our Nominating and Corporate Governance and Independent Committees, should the Chair be eligible, is entitled to an annual retainer of $5,000 and each other non-employee member of each such Committee receives an annual retainer of $3,000. Our policy also provides for reimbursement of normal travel expenses incurred by our Directors to attend Board and Committee meetings.

In connection with the Board’s exploration of possible strategic alternatives for the Company, on December 15, 2009, our Board of Directors formed a Special Committee. All of our independent directors are members of the Special Committee. Each member of the Special Committee was awarded a retainer of $125,000 for such member’s service on the Special Committee for the period December 15, 2009 through the earlier to occur of (i) the completion of the Special Committee’s work and (ii) December 15, 2010. In addition, each member of the Special Committee will be paid $2,000 for each Committee meeting attended in person or telephonically. In the table setting forth Director compensation above, the amount listed in the “Fees Earned or Paid in Cash” column includes a pro-rata portion of the $125,000 retainer, one-twelfth or $10,417, representing that portion of the retainer earning in December 2009. In addition, the amount reflects $30,000 earned in respect of Special Committee attendance fees by Ms. Drucker and Mr. Lamb, $12,000 earned in respect of Special Committee attendance fees by Dr. Greenberg and $38,000 earned in respect of Special Committee attendance fees by Mr. Simone.

Equity Compensation

Under the terms of our Non-Employee Director Compensation Plan, each non-employee Director is entitled to an equity grant of RSUs on the date of the annual meeting of our stockholders. The RSUs have a stated value of $125,000, with the number of RSUs determined by dividing $125,000 by the closing price of the Company’s common stock on the date of the annual meeting. On May 20, 2009, each of Dr. Greenberg, Mr. Lamb, and Ms. Drucker was granted 5,380 RSUs. Mr. Simone was issued an RSU grant on the date he joined our Board of Directors. Mr. Simone was given a pro-rata portion of the annual grant, based on his July 15, 2009 start date of 4,340 RSUs.

Each RSU represents the right to receive one share of our common stock in the future without payment of an exercise or purchase price, subject to the terms and conditions set forth in the applicable plan and the applicable award agreement. The RSUs generally vest on the first anniversary of the grant date. However, unvested RSUs awards will automatically become partially or fully vested upon the following circumstances: (1) upon the Director’s death or resignation due to disability the RSUs will vest on a pro-rata basis based on the number of months of completed service as a Director; (2) in the event the first anniversary of the grant date is a date after the annual meeting in that year and a Director is not re-nominated so that the Director’s term ends on the date of that annual meeting, the RSUs will vest in full on the date of that annual meeting; or (3) 100% of any unvested awards will vest upon a change in control if, in connection with such change in control, our common stock is no longer listed on a recognized national securities exchange. In addition, if, prior to the settlement of any RSUs, dividends are declared with respect to our common stock, non-employee Directors holding RSUs will be granted additional RSUs with a value equal to the dividends the Director would have received if the RSUs had been actual shares of our common stock, based on the fair market value of a share of common stock on the applicable dividend payment date. Any RSUs issued in this manner will have the same restrictions and conditions as the original RSUs with respect to which they were granted.

Changes to the Non-Employee Director Compensation Program Effective March 2010

In March 2010, based on a recommendation from the Compensation Committee of the Board of Directors (which recommendation was based in part on input from the Compensation Committee’s independent consultant, FW Cook), our Board amended the Company’s Non-Employee Director Compensation Plan for the period May 20, 2010 to May 19, 2011. In lieu of an equity grant of RSUs with a value of $125,000 to be awarded on the date of the annual meeting of stockholders, non-employee Directors will be awarded a cash grant of $135,000, on May 20, 2010 (the one year anniversary of the Company’s 2009 annual meeting of stockholders). The cash grant will have a one year vesting term and be payable on May 20, 2011, provided the Director has served the full 2010 term to which the Director is elected. The cash award will be subject to the same vesting restrictions as the RSUs would have had, for example, the cash grant will accelerate in the event of a change in control under the standard terms of the Company’s RSU grant awards. The $10,000 incremental value of the cash award is intended to compensate Directors for the lack of the right to earn dividend equivalents, as well as forgone ordinary capital appreciation inherent in an equity award of RSUs. The Board intends to review the Non-Employee Director Compensation Plan next year to determine if the cash grant implemented for the May 2010 to May 2011 period remains appropriate.

Non-Employee Director Equity Ownership Policy

In December 2003, our Compensation Committee adopted an equity ownership policy applicable to non-employee Directors to be administered by the Board. The policy guidelines state that not later than December 31, 2007 (or five years after a future Director becomes subject to the policy, as the case may be), each independent director must hold at least the number of shares of our common stock (including vested and unvested DSUs and RSUs, but excluding vested but unexercised options) specified pursuant to the policy. The number of shares of our common stock that an independent director must hold was determined by dividing the annual retainer as of the date the Director became subject to the policy by the closing price of our common stock as of such date and multiplying the result by a factor of three. For Dr. Greenberg, the applicable annual retainer was $25,000 and the closing price was $16.58. Subsequently, the Compensation Committee made a determination to adjust the ownership amount to take into account a change in the share price and elected to adjust the required amount by reference to a deemed share price of $21.00 per common share. This resulted in an adjusted ownership requirement of 3,571 shares for Dr. Greenberg. With respect to Mr. Lamb, Ms. Drucker, and Mr. Simone, the requirement is 4,541, 3,797 and 3,750 shares, respectively, based on an annual retainer of $30,000 and a per share price of $19.82, $23.70 and $24, respectively (which was the closing price of our common stock on their respective start dates). The Compensation Committee believes that an equity ownership policy is important to encourage ownership of our common stock by independent directors in order to directly tie the interests of these Board members to the interests of the stockholders and to minimize negative speculation in the marketplace that may result from the sale of our common stock by our independent directors. Our independent directors have satisfied their requirements under the equity ownership policy. The applicability of this policy to Mr. Hobbs has been suspended given the exploration of strategic alternatives being undertaken by the Company and the Company’s decision to eliminate equity grants from the Non-Employee Directors Compensation Plan for the period of May 2010 to May 2011.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2010, subject to ratification by a majority of the shares represented at our 2010 annual meeting of stockholders. Ernst & Young LLP served as our independent registered public accounting firm for 2009. The decision of the Audit Committee was based on a review of the qualifications, independence, past performance and quality controls of the independent registered public accounting firm. The decision also took into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with those of our internal auditors, as well as the estimated audit fees for the coming year. Ernst & Young LLP is considered by management to be well qualified. Although not required by current law, rules, regulations or the charter of the

Audit Committee, our Board is submitting the selection of our independent registered public accounting firm to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If the selection of Ernst & Young LLP is not ratified by the majority of the shares present and entitled to vote on the matter, our Audit Committee will review its future selection of the independent registered public accounting firm in the light of that vote result.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Independent Public Accounting Firm Fees and Services

The aggregate fees billed for professional services by (i) Ernst & Young LLP with respect to services performed in 2009 and (ii) Ernst & Young LLP with respect to services performed in 2008 were:

Type of Fees	2009	2008
Audit Fees	$2,018,005	$1,801,800
Audit-Related Fees	$273,000	—
Tax Fees	$150,000	$225,000
All Other Fees	—	—

Total	$2,441,005	$2,026,800

In the above table:

•

“audit fees” are fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and reviews of financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the registered independent public accounting firm in connection with statutory and regulatory filings or engagements;

•

“audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under audit fees, and include fees related to due diligence in connection with acquisitions.

•

“tax fees” are fees for tax compliance, tax advice, and tax planning services. Tax advice and tax planning services relate to certain international and domestic tax planning advice or tax return review. In 2008, the tax fees relate to research and development for a tax credit and a meals and entertainment review. In 2009, all of the tax fees related to research and development for a tax credit and an international equity award review; and

•	“all other fees” are fees for any services not included in the first three categories.

The fees for 2009 in the above table have not yet all been billed by Ernst & Young LLP and reflect Ernst & Young LLP’s estimate of fees for 2009.

The Audit Committee has reviewed the fees paid (or estimated to be paid) to Ernst & Young LLP as part of its review of Ernst & Young LLP’s independence.

Pre-Approval Policies

Our Audit Committee has established written policies and procedures related to the pre-approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. Under these policies, no audit or non-audit services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved in advance by our Audit Committee or the services are included within a category of services which has been pre-approved by our Audit Committee. The maximum dollar amount for services is established by the Audit Committee on an annual or per project basis when the specific engagement or the category of services is approved or pre-approved. Fee amounts are updated to the extent necessary at each quarterly meeting of the Audit Committee. In certain circumstances, the Chair of our Audit Committee may pre-approve the services, which pre-approval must be ratified by the full Audit Committee at its next regularly scheduled meeting.

Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules and regulations. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

In 2009 and 2008, all services for which we engaged our auditors were pre-approved by our Audit Committee (or pre-approved by the Chair of the Audit Committee and ratified by the Audit Committee as permitted under our pre-approval policies) and no fees were provided under the de minimis exception to the Audit Committee pre-approval requirements in accordance with applicable NYSE and SEC rules and regulations. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these services because they determined that Ernst & Young’s providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The shares represented by returned proxy cards will be voted FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm unless an instruction to the contrary is indicated on the proxy card.

STOCKHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINATIONS

Stockholders may submit recommendations for director nominations to be considered by our Nominating and Corporate Governance Committee. A stockholder who wants to recommend a candidate to be considered for nomination should send the recommendation to our Nominating and Corporate Governance Committee using the procedures described above under “Board of Directors — Communications with Our Board of Directors.” The recommendation must describe why the candidate meets the criteria set forth above on page 6 under the heading “Director Qualifications and Review of Directors Nominees”, include the candidate’s and recommender’s names and addresses, and provide the biographical information about the candidate that would be required to be disclosed to stockholders if the candidate were to be nominated. The recommending stockholder must also include the candidate’s written consent to serve as a nominee, if nominated, and as a director, if elected.

We did not receive any stockholder recommendations for nominations to our Board of Directors for the election that will take place at the 2010 Annual Meeting. All nominations were made by our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee (both of which includes members who represent Pearson, our majority stockholder).

STOCKHOLDER NOMINATION OF DIRECTORS

In addition to the ability to submit director recommendations to the Nominating and Corporate Governance Committee, stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board.

Such nominations must be in writing and delivered to our corporate secretary at our principal executive offices at 32 Crosby Drive, Bedford, Massachusetts, 01730 not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include the information regarding the person advancing the nomination as well as information about the nominee as required by our bylaws. Nominations not made according to these procedures will be disregarded.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

A stockholder who intends to present a proposal at the 2011 annual meeting of stockholders for inclusion in our proxy materials relating to that meeting must submit the proposal by December 16, 2010. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with the requirements as to form and substance established by applicable laws and regulations, including those set forth in Rule 14a-8 under the Exchange Act. The proposal must be mailed to Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts, 01730, and should be directed to the attention of our corporate secretary.

In addition, our bylaws include an advance notice provision that requires stockholders desiring to bring proposals before an annual meeting (which proposals are not to be included in the Company’s proxy statement and thus are submitted outside the processes of Rule 14a-8 under the Exchange Act) to do so in accordance with the terms of such advance notice provision. The advance notice provision requires that, among other things, stockholders give timely written notice to the corporate secretary regarding their proposals. To be timely, notices must be delivered to the corporate secretary at the principal executive office of the Company not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Proposals received at any other time will not be voted on at the meeting. If a stockholder makes a timely notification, the proxies that the Board solicits for the meeting may still exercise discretionary voting authority with respect to the stockholder’s proposal under circumstances consistent with the proxy rules of the SEC.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless stockholders give contrary instructions, multiple stockholders in each household will receive a single envelope containing the Notices of Internet Availability of Proxy Materials. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

For those stockholders who request to receive a printed copy of our proxy statement and annual report by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the manner described below, that they wish to receive a printed copy for each stockholder at that address. We will promptly deliver a separate copy of the proxy materials to you if you call or write to us at the following address or telephone number: Investor Relations, Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts, 01730, telephone (781) 687-8500.

If in the future, you want to receive your Notice in a separate envelope, or separate copies of our proxy statement or annual report, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our Directors, officers and employees. Our Code of Business Conduct and Ethics is posted on our website, www.interactivedata.com, under the heading “Company — Corporate Governance.” A printed copy of our Code of Business Conduct and Ethics is also available free of charge to any stockholder who requests a copy. We intend to satisfy all disclosure requirements required by law or NYSE listing standards regarding any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, any proxies issued in connection with the annual meeting will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors.

Andrea H. Loew

Executive Vice President, General Counsel

and Corporate Secretary

April 15, 2010

INTERACTIVE DATA CORPORATION 32 CROSBY DRIVE BEDFORD, MA 01730

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1. Election of Directors
Nominees:
01 Raymond L. D’Arcy 02 Myra R. Drucker 03 Rona A. Fairhead 04 Donald P. Greenberg 05 Caspar J.A. Hobbs
06 Philip J. Hoffman 07 Donald C. Kilburn 08 Robert C. Lamb, Jr. 09 Victor R. Simone, Jr. 10 Luke Swanson
The Board of Directors recommends you vote FOR the following proposal(s):					For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.
INTERACTIVE DATA CORPORATION PROXY FOR ANNUAL 2010 MEETING May 25, 2010

This Proxy is being solicited by the Board of Directors of the Company. The undersigned hereby appoints Christine A. Sampson and Andrea H. Loew, and each of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned to represent and vote all the shares of common stock of Interactive Data Corporation, a Delaware corporation, held of record by the undersigned as of April 8, 2010 at the 2010 Annual Meeting of Stockholders scheduled to be held on May 25, 2010, at 10:00 a.m. (Eastern time) and any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS SPECIFIED ON THE REVERSE SIDE AND, IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side